Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

PAYPAL, INC.,
a Delaware corporation;

TIMER ACQUISITION CORP.,
a Delaware corporation;

XOOM CORPORATION,
a Delaware corporation;

and

PAYPAL HOLDINGS, INC.,
a Delaware corporation
(solely for the limited purposes of Sections 1.9 and 3 hereof)

Dated as of July 1, 2015

The Agreement and Plan of Merger (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. PayPal’s stockholders and Xoom’s stockholders and other investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of PayPal, Xoom, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by PayPal and Xoom.

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SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT COMPANIES		40

3.1	Due Organization; Etc.	40
3.2	Authority; Noncontravention	40
3.3	Binding Nature of Agreement	40
3.4	No Vote Required	41
3.5	Financing	41
3.6	Disclosure	41
3.7	Absence of Litigation	41
3.8	Ownership of Company Common Stock	41

SECTION 4. CERTAIN COVENANTS OF THE COMPANY		41

4.1	Access and Investigation	41
4.2	Operation of the Company’s Business	42
4.3	Acquisition Proposals	46

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES		49

5.1	Proxy Statement	49
5.2	Company Stockholders’ Meeting	49
5.3	Company Equity Awards	52
5.4	Employee Benefits	55
5.5	Indemnification of Officers and Directors	56
5.6	Regulatory Approvals and Related Matters	58
5.7	Stock Exchange Delisting	60
5.8	Disclosure	61
5.9	Resignation of Officers and Directors	61
5.10	Section 16 Matters	61
5.11	Stockholder Litigation	62
5.12	Company Debt Payment	62

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		62

6.1	Accuracy of Representations	62
6.2	Performance of Covenants	63
6.3	Stockholder Approval	63
6.4	Consents	64
6.5	Closing Certificate	64
6.6	No Company Material Adverse Effect	64
6.7	Regulatory Matters	64
6.8	No Restraints	65
6.9	No Governmental Litigation	65

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		65

7.1	Accuracy of Representations	65
7.2	Performance of Covenants	65
7.3	Closing Certificate	66
7.4	Stockholder Approval	66

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7.5	HSR Waiting Period	66
7.6	No Restraints	66

SECTION 8. TERMINATION		66

8.1	Termination	66
8.2	Effect of Termination	68
8.3	Expenses; Termination Fees	69

SECTION 9. MISCELLANEOUS PROVISIONS		70

9.1	Amendment	70
9.2	Extension; Waiver	70
9.3	No Survival of Representations and Warranties	71
9.4	Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	71
9.5	Applicable Law; Jurisdiction; Waiver of Jury Trial	71
9.6	Company Disclosure Schedule	72
9.7	Attorneys’ Fees	72
9.8	Assignability	72
9.9	Notices	73
9.10	Cooperation	74
9.11	Obligations of Parent and of the Company	74
9.12	Severability	74
9.13	Remedies	74
9.14	Construction	75

EXHIBITS

Exhibit A	Certain Definitions

SCHEDULES

Schedule A	Parties to Sign a Noncompetition and Non-Solicitation Agreement
Schedule B	Persons Whose Knowledge Is Imputed to the Company
Schedule 1.5(c)	Conversion of Shares
Schedule 2.9(c)(viii)	Intellectual Property
Schedule 6.7(a)	Certain Required Registrations and Consents

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 1, 2015, by and among:  PAYPAL, INC., a Delaware corporation (“Parent”); TIMER ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); XOOM CORPORATION, a Delaware corporation (the “Company”); and PAYPAL HOLDINGS, INC., a Delaware corporation (“Holdings”) (solely for the limited purposes of Sections 1.9 and 3 hereof).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.                                    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.                                    The board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously:  (a) approved this Agreement and the Merger; (b) determined that the Merger is advisable and in the best interests of the Company and its stockholders; (c) approved and declared advisable this Agreement and the Merger; and (d) resolved to recommend that the Company’s stockholders adopt this Agreement.

C.                                    The respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger.

D.                                    In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Support Agreements”).

E.                                     In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, each party listed on Schedule A hereto is executing a noncompetition and non-solicitation agreement in favor of Parent concurrently with the execution and delivery of this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.                                          DESCRIPTION OF TRANSACTION

1.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                               Closing; Effective Time.  The consummation of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sidley Austin LLP, 555 California Street, San Francisco, California 94104, at 8:00 a.m. (California time) on a date to be designated by agreement between the Company and Parent, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.5 and 7.3, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions).  The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the Effective Time:

(a)                                 the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger at the Effective Time or immediately thereafter to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

(b)                                 the Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time or immediately thereafter to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)                                  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5                               Conversion of Shares.

(a)                                 At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)                                     any shares of Company Common Stock held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)                                  any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)                               except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.5(b), 1.5(c), 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $25.00 in cash (the “Per Share Merger Consideration”), without interest; and

(iv)                              each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)                                 If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.

(c)                                  If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with the Company or under which the Company has any rights, then (except to the extent provided in any binding agreement between the Company and the holder thereof and except to the extent Parent otherwise elects), the Merger Consideration delivered in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.  The Company shall perform the obligations set forth on Schedule 1.5(c).

1.6                               Closing of the Company’s Transfer Books.  At the Effective Time:  (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall  be exchanged as provided in Section 1.7.

1.7                               Exchange of Certificates.

(a)                                 On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”).  Promptly after the Effective Time (and in any event within one business day thereafter), Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”).  The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, that (i) no such investment of or losses thereon shall relieve Parent from making the payments required by this Section 1, or affect the amount of Merger Consideration payable in respect of the shares of Company Common Stock, and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund, and any amounts in excess of the amounts payable under this Agreement shall be promptly returned to either Parent or the Surviving Corporation. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares.

(b)                                 Promptly after the Effective Time (and in any event within five business days thereafter), the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time:  (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and in such form reasonably acceptable to the Company; and (ii) instructions for use in effecting the surrender of Company Stock Certificates and Book Entry Shares in exchange for Merger Consideration. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.  Upon surrender of a Company Stock Certificate or Book Entry Share to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent:  (A) the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate; and (B) the Company Stock Certificate or Book Entry Share so surrendered shall be canceled.  In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate or Book Entry Share formerly representing such shares is registered if (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable).  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Paying Agent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Paying Agent may determine is reasonably necessary) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate.  No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Section 1.7.

(c)                                  Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 270 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d)                                 Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or a Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)                                  If any Company Stock Certificate or Book Entry Share has not been surrendered by the earlier of:  (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Book Entry Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f)                                   None of Parent, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8                               Dissenting Shares.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)                                  The Company shall give Parent:  (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal or attempted withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not voluntarily make any payment or settlement offer or settle any such demands or approve any withdrawal of such demands prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment, settlement offer, settlement or withdrawal.

1.9                               Limited Guaranty by Holdings.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Holdings hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance, when and if due in accordance with the terms and subject to the conditions set forth in this Agreement, of the obligations of Parent under Sections 1.5(a)(iii), 1.7(a), 3, 5.3(a), 5.3(c), 5.3(d), 5.3(e), 5.3(f), and 9.11, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Parent shall also be deemed to be a breach or default of Holdings, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Holdings and Parent in the first instance. This Section 1.9 shall not be amended, modified or supplemented, except by a written instrument signed by an authorized representative of each of Holdings and the other parties to this Agreement.

1.10                        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Acquired Corporations and otherwise) to take such action.

Section 2.                                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to:  (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule if it is reasonably apparent from the wording of such exception or disclosure (without reference to any agreement or other document referred to therein) that such exception or disclosure is intended to qualify such representation and warranty); and (c) disclosure in the Company SEC Documents (excluding exhibits and other information incorporated therein) filed with the SEC since January 1, 2015 and publicly available on the SEC’s EDGAR website not less than one business day prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific and predictive or forward-looking in nature); provided, however, that any such disclosures in such Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 2.3, 2.21, 2.22, 2.23, 2.24, 2.25, or 2.26:

2.1                               Subsidiaries; Due Organization; Qualification to do Business.

(a)                                 The Company owns, of record and beneficially, 100% of the issued shares of capital stock and other securities of each of the other Acquired Corporations, and none of the Acquired Corporations:  (i) owns any share capital of, or any equity interest of any nature in, any other Entity, other than the Acquired Corporations; (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity; or (iii) has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)                                 Each of the Acquired Corporations is duly organized, validly existing and is in good standing (or equivalent status) under the laws of the jurisdiction of its formation and has all requisite power and authority to:  (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its material obligations under all Contracts by which it is bound.

(c)                                  Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

2.2                               Certificate of Incorporation and Bylaws.  The Company has Made Available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company and the charter and other organizational documents of each of the Acquired Corporations, including all amendments thereto.  The Company has Made Available to Parent accurate and complete copies of:  (a) the charters of all committees of the Company Board; and (b) any code of conduct, investment policy, whistleblower policy, anti-bribery or anti-corruption policy, disclosure committee policy or similar policy adopted by any of the Acquired Corporations or by the board of directors (or similar body), or any committee of the board of directors (or similar body), of any of the Acquired Corporations.

2.3                               Capitalization; Rights to Acquire Stock.

(a)                                 As of June 30, 2015, the authorized share capital of the Company consists of:  (i) 500,000,000 shares of Company Common Stock, par value $0.0001 per share, of which 39,294,283 shares have been issued and were outstanding as of June 30, 2015; and (ii) 25,000,000 shares of Company Preferred Stock, par value $0.0001, of which no shares are issued or are outstanding. No shares of Company Common Stock have been issued by the Company during the period commencing on June 30, 2015 and ending on the date of this Agreement. The Company holds no shares of its capital stock in its treasury as of the date of this Agreement. As of June 30, 2015, (i)(A) 5,924,717 shares of Company Common Stock were subject to issuance pursuant to Company Options; (B) 885,580 shares of Company Common Stock were subject to issuance pursuant to Company RSUs (excluding Company Performance Share Awards); (C) 397,800 shares of Company Common Stock were subject to issuance pursuant to Company Performance Share Awards (assuming achievement of the maximum level of performance under such awards); and (D) 3,612,499 shares of Company Common Stock were subject to issuance pursuant to Company Equity Awards, in each case, granted and outstanding under the Company’s 2012 Stock Option and Incentive Plan; and (ii) 3,595,598 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the Company’s Amended and Restated 2010 Stock Option and Grant Plan.

(b)                                 All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  None of the Acquired Corporations holds any Company Common Stock or any rights to acquire Company Common Stock, other than the Company Common Stock held in the Company’s treasury.  None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock.

None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(c)                                  As of the date of this Agreement, 10,280,194 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the date of this Agreement:  (i) the particular Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the number of shares of Company Common Stock subject to such Company Equity Award; (iv) the exercise price (if any) of such Company Equity Award; (v) the date on which such Company Equity Award was granted or the shares subject to such repurchase right were issued; (vi) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable; (vii) the date on which such Company Equity Award expires; (viii) if such Company Equity Award if a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (ix) if such Company Equity Award is a Company Stock-Based Award, whether such Company Stock-Based Award is a restricted stock unit, restricted stock or performance share award; (x) if such Company Equity Award is a Company Stock-Based Award in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; (xi) if such Company Equity Award is a performance share or other performance-based award, the applicable performance period and the performance conditions to which the Company Equity Award is subject; and (xii) except as set forth in Section 5.3(b) of this Agreement, whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the Merger or any of the other transactions contemplated by this Agreement, alone or in combination with any termination of employment or other event. The Company has Made Available to Parent accurate and complete copies of:  (A) each Company Equity Plan; (B) each other equity plan pursuant to which any of the Acquired Corporations has ever granted stock options, restricted stock units, restricted stock or performance share awards to the extent that any such equity awards remain outstanding thereunder; (C) each equity plan under which any Entity has granted stock options, restricted stock units, restricted stock or performance share awards that were ever assumed by any of the Acquired Corporations to the extent that any equity awards remain outstanding thereunder; and (D) the forms of all stock option, restricted stock unit, restricted stock or performance share award agreements evidencing such stock options, restricted stock units, restricted stock or performance share awards.  All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents, in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).  No Company Associate or other Person has received an offer letter, other employment Contract or other arrangement that contemplates a grant of options to purchase shares of Company Common Stock or other equity awards with respect to Company Common Stock, or who has otherwise been promised options to purchase shares of Company Common Stock or other equity awards with respect to Company Common Stock, which options or other equity awards have not been granted as of the date of this Agreement.

(d)                                 There are no bonds, debentures, notes or other indebtedness of the Company issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)                                  Except as set forth in Section 2.3(c) or in Part 2.3(c) of the Company Disclosure Schedule (with respect to the aggregate data therein), as of the date of this Agreement, there is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any share capital or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any share capital or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any share capital or any other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity based awards with respect to any of the Acquired Corporations other than as set forth in Part 2.3(e) of the Company Disclosure Schedule.

(f)                                   Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any share of Company Common Stock or other securities of any of the Acquired Corporations.

(g)                                  All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Legal Requirements and with all requirements set forth in applicable Contracts.

(h)                                 All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

2.4                               SEC Filings; Financial Statements.

(a)                                 From the time of the initial filing of the Company’s registration statement on Form S-1 with the SEC through the date of this Agreement, the Company has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act.

(b)                                 The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC, including all amendments thereto (collectively, the “Company SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC have been so filed or furnished on a timely basis.  None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC.  As of the time it was filed with or furnished to the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment):  (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be) and any rules and regulations promulgated thereunder applicable to the Company SEC Documents; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Company SEC Documents required by:  (A) Rule 13a-14 or 15d-15 of the Exchange Act or (B) Section 302 or 906 of the Sarbanes-Oxley Act (collectively, the “Company Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Company Certification was filed with or furnished to the SEC.  Neither the Company nor any of its executive officers has received notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of any Company Certifications.  Since the enactment of the Sarbanes-Oxley Act, the Company and each of its officers and directors are and have been in compliance in all material respects with:  (1) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; and (2) the applicable listing, corporate governance and other rules and regulations of NASDAQ.  The Company has not received any written notice from NASDAQ or the SEC asserting any non-compliance with any of its rules and regulations.

(c)                                  The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports. The Company has Made Available to Parent accurate and complete copies of all material policies, manuals and other documents promulgating, such disclosure controls and procedures.

(d)                                 The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings (loss), changes in financial position and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(e)                                  The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has Made Available to Parent accurate and complete copies of all material policies, manuals and other documents promulgating, such internal accounting controls. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2014, and such assessment concluded that such controls were effective.  There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year ending December 31, 2014 (nor has any such significant deficiency or material weakness been identified since such date).

(f)                                   Since January 1, 2011, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company Board:  (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Acquired Corporations on a consolidated basis; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal controls.  Since the enactment of the Sarbanes-Oxley Act, no Acquired Corporation has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

(g)                                  From January 1, 2011 through the date of this Agreement:  (i) neither any Acquired Corporation, nor any director or executive officer of any Acquired Corporation has, and to the Knowledge of the Company, no other officer, employee or accountant of any Acquired Corporation has, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Corporations or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Acquired Corporation has engaged in questionable accounting or auditing practices; and (ii) no attorney representing any Acquired Corporation, whether or not employed by an Acquired Corporation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of any Acquired Corporation or any committee thereof or to any director or officer of any Acquired Corporation.

(h)                                 None of the Acquired Corporations has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

(i)                                     As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

2.5                               Absence of Changes.

(a)                                 Except as set forth in Part 2.5 of the Company Disclosure Schedule, between January 1, 2015 and the date of this Agreement:

(i)                                     there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or property leased, owned or otherwise used by any of the Acquired Corporations (whether or not covered by insurance);

(ii)                                  none of the Acquired Corporations has:  (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities; or (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(iii)                               none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of:  (A) any shares of capital stock or other security (except for Company Common Stock issued upon the valid exercise or vesting of outstanding Company Equity Awards in accordance with the terms thereof); (B) any option, warrant or right to acquire any shares of capital stock or any other security (except for Company Equity Awards identified in Part 2.3(c) of the Company Disclosure Schedule); or (C) any instrument convertible into or exchangeable for any share capital or other security;

(iv)                              except as expressly required or provided by Section 5.3(b), the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under:  (A) any provision of any of the Company Equity Plans; (B) any provision of any Contract evidencing any outstanding Company Equity Award; (C) any restricted stock agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(v)                                 there has been no amendment to the Certificate of Incorporation or Bylaws of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares or similar transaction;

(vi)                              none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(vii)                           none of the Acquired Corporations has:  (A) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (B) caused or permitted any Company Employee Plan to be amended in a manner that would result in a material increase in the benefits to be paid or provided thereunder; or (C) materially increased the amount of compensation or remuneration payable to any of its directors, officers or other Company Associates at the level of Vice President or above;

(viii)                        none of the Acquired Corporations has waived any “standstill” provision;

(ix)                              none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(x)                                 none of the Acquired Corporations has made any material Tax election or asked for or received any ruling in respect of any Tax, or entered into any Contract with any Governmental Body with respect to any Tax;

(xi)                              none of the Acquired Corporations has commenced or settled any material Legal Proceeding;

(xii)                           none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(xiii)                        none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(ii)” through “(xii)” above.

(b)                                 Since January 1, 2015, there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, has had or would reasonably be expected to have or result in a Company Material Adverse Effect.

2.6                               Title to Assets.  The Acquired Corporations own, and have good and valid title to all assets owned by them, including all assets reflected on the Audited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Audited Balance Sheet in the ordinary course of business and consistent with past practices of the Acquired Corporations). All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for:  (i) any lien for current Taxes not yet due and payable; (ii) liens for which an adequate reserve for payment has been established on the Audited Balance Sheet; (iii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (iv) liens described in Part 2.6 of the Company

Disclosure Schedule.  The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Audited Balance Sheet (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.9).  The Acquired Corporations own or have valid and enforceable rights to use all properties, rights, interests and other tangible and intangible assets necessary and sufficient for the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted by the Acquired Corporations and in the manner in which such businesses are currently planned to be conducted by the Acquired Corporations (it being understood that the representations and warranties contained in this Section 2.6 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property, which matters are addressed in the representations and warranties set forth in Section 2.9).

2.7                               Loans; Business Metrics.

(a)                                 Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any Company Associate, other than routine travel and business expense advances made to directors or officers or other Company Associates in the ordinary course of business.

(b)                                 Except as set forth on Part 2.7(b) of the Company Disclosure Schedule, no Acquired Corporation has any outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility.

(c)                                  The information set forth in Part 2.7(c) of the Company Disclosure Schedule is accurate and complete in all material respects.

2.8                               Real Property Leases; Equipment.

(a)                                 None of the Acquired Corporations owns or has ever owned any real property.  None of the Acquired Corporations owns any interest in real property except as set forth on Part 2.8(a) of the Company Disclosure Schedule (which sets forth an accurate and complete list of each real property lease or sublease pursuant to which any of the Acquired Corporations leases real property from any other Person). (All real property leased to the Acquired Corporations, including all buildings, structures, fixtures and other improvements leased to the Acquired Corporations, are referred to as the “Leased Real Property.”)  The present use and operation of the Leased Real Property is authorized by, and is in material compliance with, all applicable Legal Requirements.  There is no Legal Proceeding pending, or to the Knowledge of the Company threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Leased Real Property.  There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Corporations, and there is no Person in possession of any of the Leased Real Property other than the Acquired Corporations.

(b)                                 All servers, other material hardware relating to any Company Service and other material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and, with due regard to the age thereof, taken as a whole are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

2.9                               Intellectual Property.

(a)                                 Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i)                                     in Part 2.9(a)(i) of the Company Disclosure Schedule:  (A) each item of Registered IP (including Domain Names) that is owned by or registered or filed in the name of any of the Acquired Corporations (whether exclusively, jointly with another Person or otherwise) (“Company Registered IP”); and (B) the jurisdiction in which such item of Company Registered IP has been registered or filed.  No Person has, or has alleged in writing to have, or, to the Knowledge of the Company, has made any other communication to an Acquired Corporation that such Person has, an ownership interest in any item of Company Owned IP;

(ii)                                  in Part 2.9(a)(ii) of the Company Disclosure Schedule each item of Company Owned IP that is not Registered IP and that is material to the business of any of the Acquired Corporations in the manner in which its business is currently being conducted; and

(iii)                               in Part 2.9(a)(iii) of the Company Disclosure Schedule (x) each Contract pursuant to which any Intellectual Property Rights or Intellectual Property, in each case material to the provision of any Company Service by any Acquired Corporation, is licensed to any Acquired Corporation (other than such Contracts that do not materially differ in substance from the applicable form Made Available to Parent pursuant to Section 2.9(b) (excluding Personnel Agreements), licenses for Open Source Code, and non-exclusive agreements for any third-party Intellectual Property that is generally available to the public on standard commercial terms at a cost of less than $75,000 in any calendar year, provided that such Intellectual Property is not distributed by any Acquired Corporation, or is not incorporated into any Company Service, or is not otherwise material to the Acquired Corporations’ business); and (y) whether the licenses or rights granted to the Acquired Corporation in each such Contract are exclusive or non-exclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b)                                 The Company has Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Acquired Corporation:  (i) Contracts currently used by any Acquired Corporation pursuant to which any consumer or other Person uses Company Services; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) confidentiality or nondisclosure agreement or similar Contract currently used by any Acquired Corporation; or (v) Contracts currently used by any Acquired Corporation with any Distribution Providers or pursuant to which any financial institution provides payment processing, disbursement or remittance services to or on behalf of any Acquired Corporation.  The Company has not distributed or made available any Company Service to an end user customer thereof except pursuant to a valid and enforceable end user agreement in the form Made Available to Parent pursuant to this Section 2.9(b).

(c)                                  The Acquired Corporations exclusively own all right, title and interest to and in the Company Owned IP, Company Service and Company Service Software (in each case, other than Intellectual Property Rights or Intellectual Property licensed or provided on a hosted basis to the Company pursuant to Contracts that do not materially differ in substance from the applicable form Made Available to Parent pursuant to Section 2.9(b), Contracts identified in Part 2.9(a)(iii) of the Company Disclosure Schedule (or expressly excluded by Section 2.9(a)(iii) from an obligation to so identify in Part 2.9(a)(iii) of the Company Disclosure Schedule) or agreements for third-party Intellectual Property that is generally available to the public) free and clear of any Encumbrances (other than:  (x) non-exclusive rights granted by any Acquired Corporation in connection with the provision of Company Services in the ordinary course of business; or (y) as would not, and would not reasonably be expected to, individually or in the aggregate, materially interfere with the use of such Company Owned IP in providing any Company Services).  Without limiting the generality of the foregoing:

(i)                                     the Acquired Corporations have secured from each Company Associate who is or was involved in the creation or development of any Company Owned IP, Company Service or Company Service Software a valid and enforceable agreement (“Personnel Agreements”) containing:  (A) an irrevocable (except to the extent limited by reversionary rights under U.S. copyright law) assignment of all Intellectual Property and Intellectual Property Rights created or developed by such Company Associate in the course of that Company Associate’s work for any Acquired Corporation, including all such Intellectual Property and Intellectual Property Rights pertaining to any Company Owned IP, Company Service or Company Service Software; and (B) confidentiality provisions protecting confidential portions of such Company Owned IP, Company Service or Company Service Software;

(ii)                                  no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP (other than a non-exclusive license as a customer or user of any Company Service pursuant to the applicable form Made Available to Parent pursuant to Section 2.9(b));

(iii)                               no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being used, directly or indirectly, by or on behalf of any Acquired Corporation, to develop or create, in whole or in part, any Company Owned IP, Company Service or Company Service Software, and, to the Knowledge of the Company, no Company Associate who was involved in, or who contributed to, the creation or development of any Company Owned IP performed services for any Governmental Body, university, college, research institute or other educational institution during a period of time during which such Company Associate was also performing services for any Acquired Corporation, in each case, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect;

(iv)                              each Acquired Corporation has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other proprietary or confidential information pertaining to the Acquired Corporations, the Company Owned IP, the Company Service, or the business of the Acquired Corporations, other than upon the issuance or publication of a Patent;

(v)                                 none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company Owned IP;

(vi)                              except as would not be material to the Acquired Corporations taken as a whole, to the extent that any development work has been performed by or on behalf of any Acquired Corporation alone, jointly with a Distribution Provider or by any other Person to integrate any Acquired Corporation’s systems with the systems or technology of any Distribution Provider, no Distribution Provider or any other Person involved therewith has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest to or in any Company Owned IP, Company Service or Company Service Software and arising out of such development work;

(vii)                           to the Knowledge of the Company, the Acquired Corporations own or otherwise have, and immediately after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights that are necessary to the provision of any Company Service by the Acquired Corporations as currently provided; and

(viii)                        the Company has Made Available to Parent a full and complete copy of that certain agreement, as amended, listed on Schedule 2.9(c)(viii).

(d)                                 All Company Registered IP (other than pending applications) is subsisting and, to the Knowledge of the Company, valid and enforceable, as of the date of this Agreement.  Without limiting the generality of the foregoing, as of the date of this Agreement:

(i)                                     all filings, payments and other actions required to be made or taken by an Acquired Corporation to maintain each item of Company Registered IP in full force and effect have been properly made and taken, except where the Company has reasonably decided to cease prosecution or maintenance or to otherwise abandon such Company Registered IP; and

(ii)                                  no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened against any Acquired Corporation or Company

Registered IP, since January 1, 2011, in which the scope, validity or enforceability of any Company Registered IP is being, has been or would reasonably be expected to be contested or challenged, other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration of Company Registered IP, and, to the Knowledge of the Company, there is no reasonable basis for a claim that any Company Registered IP is invalid or unenforceable.

(e)                                  Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, pursuant to any Company Contract, result in or give any other Person the right or option to cause, create, impose or declare:  (i) a loss of, or Encumbrance on, any Company Owned IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Owned IP.

(f)                                   To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company Owned IP, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.  Part 2.9(f) of the Company Disclosure Schedule:  (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since January 1, 2011 regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)                                  None of the Acquired Corporations and none of the exploitation of Company Owned IP, Company Services or Company Service Software infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person, or has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person; provided that, with respect to patent and trademark rights, the foregoing statement is made only to the Knowledge of the Company.  Notwithstanding anything to the contrary in this Agreement, Sections 2.9(g)-(i) contain the only representations or warranties made by the Company with respect to infringement, misappropriation or violation of Intellectual Property Rights of any other Person.

(h)                                 No claim or Legal Proceeding with respect to infringement, misappropriation or violation of any Intellectual Property Right of any other Person is or, from January 1, 2011 through the date of this Agreement, has been pending or, to the Knowledge of the Company, threatened against any Acquired Corporation or, to the Knowledge of the Company, against any other Person who is, or has asserted to any Acquired Corporation in writing (or, to the Knowledge of the Company, other than in writing) that it is entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), and, from January 1, 2011 through the date of this Agreement, none of the Acquired Corporations has received any written requests or written notices (or, to the Knowledge of the Company, other requests or notices) from any third party alleging that the Company or any other Acquired Corporation is obligated to indemnify, defend, or hold them harmless with respect to any such claim or Legal Proceeding.

(i)                                     Since January 1, 2011, (A) none of the Acquired Corporations has received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Services or the Company Service Software, and, (B) to the Knowledge of the Company, none of the Acquired Corporations has received any non-written notice or other non-written communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Services or the Company Service Software (in the case of (A) and (B) including any letter or other communications suggesting or offering that the Company obtain a license to any Intellectual Property Rights of another Person in a manner that reasonably implies such infringement, misappropriation or violation).

(j)                                    To the Knowledge of the Company, as of the date of this Agreement, none of the Company Service Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such Company Service Software or any Company Service using, containing or including such Company Service Software.

(k)                                 Part 2.9(k) of the Company Disclosure Schedule accurately identifies and describes:  (i) each item of Open Source Code that is contained or embodied in, distributed with or used in the development of the Company Service Software or from which any part of the Company Service Software is derived; (ii) the version or versions of each such item of Open Source Code; (iii) the Company Service Software to which each such item of Open Source Code relates; and (iv) whether (and if so, how) each such item of Open Source Code has been distributed or modified by or for the Company.  Each Acquired Corporation’s use, marketing, distribution, licensing, and sale of Company Service Software does not materially violate any license terms applicable to any item of Open Source Code, and each Acquired Corporation has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Part 2.9(k) of the Company Disclosure Schedule as needed for the Acquired Corporations to conduct the business of the Acquired Corporations as currently conducted, without material violation of any license terms pertaining to such Open Source Code.  The Company has complied in all material respects with all applicable licensing terms pertaining to each item of Open Source Code disclosed, or required to be disclosed, in Part 2.9(k) of the Company Disclosure Schedule.  No Company Service Software contains, is combined with, is derived from, is distributed, by or on behalf of any Acquired Corporation, with or is being or was developed using Open Source Code in a manner that, or using Open Source Code that is licensed, in connection with the manner in which such Open Source Code has been used by or on behalf of any Acquired Corporation, under terms that:  (A) imposes or would impose a requirement or condition that any Company Service Software or part thereof (other than such Open Source Code):  (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise imposes or would impose any other material limitation, restriction, or condition on the right or ability of the Acquired Corporations to use or distribute any Company Service Software (other than such Open Source Code), other than requirements of attribution, copyright notices or warranty disclaimers, or restrictions on the use with code licensed under other incompatible open source licenses.

(l)                                     No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than (i) employees of any Acquired Corporation and (ii) consultants and independent contractors working on behalf of any Acquired Corporation under a commercially reasonable form of nondisclosure agreement).  None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person. Part 2.9(l) of the Company Disclosure Schedule identifies each Company Contract pursuant to which any Acquired Corporation is or may become obligated pursuant to the terms thereof (with or without the passage of time, the occurrence of certain events or otherwise) to provide Company Source Code to any Person.  No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will result in the delivery, license or disclosure of the source code for any Company Service Software from any escrow agent to any other Person.

(m)                             The Company IT Systems are in reasonably good working condition to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.  The Acquired Corporations maintain and are in compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event are in compliance with all applicable Legal Requirements, except in any event as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect. To the Knowledge of the Company, neither any Acquired Corporation, nor any subcontractor or agent of any Acquired Corporation, since January 1, 2011, has failed, or has had a material problem or non-conformity identified in, any audit (whether internal or external) of the Company IT Systems.  To the Knowledge of the Company, since January 1, 2013, there have been no (i) material failures of computer services or other information technology assets that have caused disruptions that are material to the business of any Acquired Corporation, or (ii) security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of any Acquired Corporation or (iii) legally required notices sent to individuals of any such information security event, incident, or breach.

(n)                                 As of the date of this Agreement, no claim or Legal Proceeding relating to any and all Personal Data or other data and information concerning individuals used or disseminated by the Acquired Corporations since January 1, 2013 has been pending or, to the Knowledge of the Company, threatened in writing against any Acquired Corporation or, to the Knowledge of the Company, against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), and, since January 1, 2013, none of the Acquired Corporations has received any written requests or written notices from any third party alleging that the Company or any other Acquired Corporation is obligated to indemnify, defend, or hold them harmless with respect to any such claim or Legal Proceeding.

(o)                                 Privacy Policies.  The Company, the Company Service Software and the collection, use and dissemination of any and all data and information concerning individuals by the Acquired Corporations, have complied at all times with the privacy policies and terms of use of the Acquired Corporations and with all applicable Legal Requirements relating to the collection, use, storage, dissemination or transfer of any such data or information or otherwise pertaining to privacy, User Data, Personal Data or spyware, to the Knowledge of the Company.  Each registered user of any Acquired Corporation Web Site is presented with web site terms of use and privacy policy in the form Made Available to Parent, which are intended to be legally valid and enforceable.  To the Knowledge of the Company, none of the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; the consummation of the Merger or any of the transactions contemplated by this Agreement will result in any violation of any privacy policy of any Acquired Corporation or terms of use of any Acquired Corporation Web Site or any applicable Legal Requirement pertaining to privacy, User Data or Personal Data. Part 2.9(o) of the Company Disclosure Schedule contains each Acquired Corporation Privacy Policy in effect at any time since May 22, 2012.  At all times, to the Knowledge of the Company, the appropriate Acquired Corporation Privacy Policy was displayed on the applicable Acquired Corporation Web Site.  To the Knowledge of the Company, none of the Acquired Corporations has obtained, collected, used or transferred any User Data, or possessed any data that is not publicly available in a manner where, if such collection, use or transfer violated or breached of any Acquired Corporation Privacy Policy, Company Contract, or applicable Legal Requirement, including the Telephone Consumer Protection Act, 47 U.S.C. § 227, EU Data Protection Directive 95/46/EC and the ePrivacy Directive 2002/58/EC as implemented by EU Member States (which in relation to the EU Data Protection Directive 95/46/EC and the ePrivacy Directive 2002/58/EC shall apply to all Personal Data whether User Data or otherwise).

(p)                                 Ownership and Use of Data.  All Acquired Corporation Data is owned by the Acquired Corporations free and clear of all Encumbrances and is not subject to any Company Contract or the Acquired Corporations otherwise have all applicable rights as may be necessary in such Acquired Corporation Data to conduct the business of the Company as currently conducted.  The Acquired Corporations have all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Acquired Corporation Data, in each case as such is conducted in connection with the operation of the business of each Acquired Corporation.

(q)                                 Information Security.  All Company IT Systems have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, including the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC (the “PCI DSS”), designed to ensure their proper operation, monitoring and use and the security of Personal Data and User Data.  The Acquired Corporations have established and are in compliance in all material respects with a written information security program that:  (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and Acquired Corporation Data; (ii) is designed to protect against unauthorized access to the Company IT Systems or Acquired Corporation Data and the systems of any third party service providers that have access to Acquired Corporation Data or Company IT Systems; and (iii) satisfies the requirements of the PCI DSS.  To the Knowledge of the Company, none of the Acquired Corporations is in breach of any Contract related to any Company IT Systems or is aware of any event that, with the passage of time or the giving of notice, or both, would constitute a breach of any Company Contract related to any Company IT Systems or the requirements of the PCI DSS, except as disclosed in Part 2.9(q) of the Company Disclosure Schedule.

(r)                                    The Acquired Corporations have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Acquired Corporations (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Acquired Corporations except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

(s)                                   User Agreements.  Part 2.9(s) of the Company Disclosure Schedule accurately and completely identifies each Acquired Corporation User Agreement in effect at any time since April 23, 2013, and identifies, with respect to each Acquired Corporation User Agreement, the period of time during which such Acquired Corporation User Agreement was or has been in effect.  Each Acquired Corporation User Agreement is binding and enforceable with respect to each and every applicable user of each Company Service Software.

2.10                        Contracts.

(a)                                 Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Significant Contract (as defined below) as of the date of this Agreement.  For purposes of this Agreement, each of the following shall be deemed to constitute a “Significant Contract”:

(i)                                     any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule, and any Contract (including outsourcing agreements) pursuant to which any Person has developed or created any Intellectual Property for or on behalf of any Acquired Corporation that is currently used in and is material to any Company Service Software or any Company Service (it being understood that proprietary information agreements and similar agreements with: (A) employees of the Acquired Corporations; or (B) consultants or independent contractors of the Acquired Corporations that are natural persons, need not be disclosed in the Company Disclosure Schedules but each such Contract is deemed a Significant Contract);

(ii)                                  any Contract (other than Company Employee Agreements or Personnel Agreements) relating to the provision of services to any Acquired Corporation, which services are material to the operations of the Acquired Corporations, taken as a whole, other than non-exclusive Contracts for any third-party services that are generally available to the public on standard commercial terms at a cost of less than $100,000 in any calendar year;

(iii)                               any Contract creating or relating to any partnership or  joint venture or requiring any Acquired Corporation to share any revenues or profits with any other Person;

(iv)                              any Contract that provides for:  (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(v)                                 any Contract imposing any material restriction on the right or ability of any Acquired Corporation (or, after the Closing, Parent or its Subsidiaries): (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, other than personnel non-solicitation restrictions; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; (E) to transact business with any other Person, other than personnel non-solicitation restrictions; (F) to develop or distribute any technology or other Intellectual Property; (G) to use any Intellectual Property, other than customary inbound license restrictions on the manner in which the applicable Intellectual Property licensed from another Person may be used; or (H) to manufacture any products;

(vi)                              any Contract: (A) involving the grant of “most favored nation” status to any Person or preferential rights to provide, sell or distribute any Company Service to any Person; or (B) granting an exclusive relationship between any Acquired Corporation and any other Person with respect to products or services;

(vii)                           any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(viii)                        any Contract relating to the lease or sublease by any of the Acquired Corporations of any real property;

(ix)                              any Contract with: (A) a provider of transaction processing or settlement services for the funding of transfers initiated using Company Services; or (B) a top 20 Distribution Provider by transaction volume, for both the year ended December 31, 2014 and the three-month period ended March 31, 2015;

(x)                                 any Contract (other than a Contract disclosed pursuant to clause “(ix)” above) that contemplates or involves the payment or delivery of cash or other consideration by any Acquired Corporation in an amount or having a value in excess of $1,000,000 individually, or $5,000,000 in the aggregate when taken together with all other Company Contracts involving such Person or such Person’s Affiliates;

(xi)                              any Contract:  (A) relating to the lease, license, disposition or acquisition (directly or indirectly) by any Acquired Corporation of a substantial portion of the assets of, or a substantial equity interest or other interests in, any other Entity or any business conducted by any other Entity; (B) pursuant to which any Acquired Corporation will acquire any real property; (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations of any Acquired Corporation or other contingent payment obligations; or (D) for the sale of any of the assets of any Acquired Corporation, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Corporation;

(xii)                           any other Contract that has been or would otherwise be required to be filed by the Company as a “material contract,” or as an exhibit to the Company’s Annual Report on Form 10-K, pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xiii)                        any other Contract that is material to the Acquired Corporations taken as a whole.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Significant Contract.

(b)                                 Except Significant Contracts that have expired or terminated by their terms (other than as a result of a breach thereof by an Acquired Corporation), all of the Significant  Contracts are valid and binding on the applicable Acquired Corporation, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable law affecting creditors’ rights generally and by general principles of equity.

(c)                                  Except as set forth in Part 2.10(c) of the Company Disclosure Schedule:  (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:  (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Significant Contract, and (iv) since January 1, 2011, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication regarding any violation or breach of, or default under, any Company Contract that constitutes a Significant Contract except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

2.11                        Liabilities.  None of the Acquired Corporations has, and, to the Knowledge of the Company, none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other Liabilities except for:  (a) liabilities identified as such, or reserved against, in the Audited Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Audited Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; (d) liabilities to pay legal, investment banking and other professional advisory fees incurred by the Acquired Corporations in connection with the Merger; (e) liabilities described in Part 2.11 of the Company Disclosure Schedule; and (f) liabilities that would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

2.12                        Compliance with Legal Requirements.

(a)                                 Each of the Acquired Corporations is, and has at all times since January 1, 2011 been, in compliance in all material respects with all applicable Legal Requirements, including Legal Requirements relating to money transmission, fund transfers, consumer protection, employment, privacy of information, commercial email, exportation of goods and services, including any Company Service, securities law matters, payment services law matters and Taxes, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.  Since January 1, 2011, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or any written notice from any other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.  No Legal Proceeding is pending or, to the Knowledge of the Company, threatened alleging: (i) the non-compliance by any Acquired Corporations with any of the Legal Requirements set forth in Sections 2.12(b) or (c); or (ii) the non-compliance by any Acquired Corporations with any other Legal Requirements the adverse determination of which would reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each of the Acquired Corporations is, and has at all times since January 1, 2011 been, in compliance in all material respects with the Bank Secrecy Act, USA PATRIOT Act, and all other applicable Legal Requirements related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing (collectively, the “Anti-Money Laundering Laws”).  None of the Acquired Corporations or any of their respective officers, directors, employees acting in their capacity as officers, directors or employees on behalf of any Acquired Corporation or, to the Knowledge of the Company, agents designated by the Company to act on behalf of the Company (collectively, the “Company Group”): (i) is in violation of any applicable Anti-Money Laundering Law or (ii) engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any Legal Requirement implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Financial Action Task Force on Money Laundering.

(c)                                  None of the Acquired Corporations and no member of the Company Group (i) is a Person, or is located in a country or territory (except in connection with business operations authorized by the regulations administered by OFAC), that is subject to sanctions administered by OFAC, (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person (except pursuant to and as authorized by advisory opinions of, or licenses granted by, the regulations administered by OFAC), (iii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable sanctions administered by OFAC or other applicable sanctions (except pursuant to and as authorized by advisory opinions of, or licenses granted by, the regulations administered by OFAC) or (iv) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 2.12(c).

(d)                                 Since January 1, 2011, none of the Acquired Corporations or any member of the Company Group has been denied a Money Transmitter License by any Governmental Body, or had any Money Transmitter License revoked or suspended.

2.13                        Certain Business Practices.

(a)                                 None of the Acquired Corporations and no member of the Company Group, including in connection with the business of any Distribution Provider, correspondent or agent, has directly or indirectly made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property, or services: (i) for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage; or (ii) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2012, any applicable Legal Requirements implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or any other applicable international conventions or other applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws in any applicable jurisdiction (collectively, the “Bribery Legislation”).

(b)                                 No Acquired Corporation or member of the Company Group is, or has at any time been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Body, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation.

(c)                                  The Acquired Corporations have in place adequate procedures designed to prevent their directors, officers, employees, agents, representatives and Affiliates from unlawfully offering, promising or giving anything of value to another Person to obtain or retain business or an advantage in the conduct of the business of the Acquired Corporations.

(d)                                 No Acquired Corporation or member of the Company Group has ever been debarred from bidding for or performing public contracts in any jurisdiction.

2.14                        Governmental Authorizations.

(a)                                 The Acquired Corporations hold all Money Transmitter Licenses and any other material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted.  All such Governmental Authorizations are valid and in full force and effect, except as would not have and would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.  Each Acquired Corporation is, and at all times since January 1, 2011 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since January 1, 2011, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding:  (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; or (iii) any failure to obtain or receive any material Governmental Authorization.

(b)                                 Each Acquired Corporation has obtained all Export and Import Approvals required under Export and Import Control Laws.  Each Acquired Corporation is, and has at all times since January 1, 2011 been, in material compliance with the terms of all applicable Export and Import Approvals and Export and Import Control Laws, and there are no pending or, to the Knowledge of the Company, threatened claims against any Acquired Corporation with respect to the Export and Import Approvals or Export and Import Control Laws.  Part 2.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of export control classifications applicable to the Company’s products.

2.15                        Tax Matters.

(a)                                 Each of the income, employment and other material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body (the “Acquired Corporation Returns”):  (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) has been prepared in compliance with all applicable Legal Requirements.  All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.  All Taxes due and payable by each Acquired Corporation (whether or not shown on an Acquired Corporation Return) has been timely paid.

(b)                                 The Audited Balance Sheet fully accrues all material actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with GAAP.  The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Audited Balance Sheet through the Closing Date.

(c)                                  No Acquired Corporation and no Acquired Corporation Return is currently subject, nor has been subject, to a Tax audit, examination or other proceeding by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person) which period (after giving effect to such extension or waiver) has not yet expired, and no such extension or waiver has been requested from any Acquired Corporation.

(d)                                 No claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Acquired Corporation in respect of any Tax.  There are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar document received by any Acquired Corporation.  There are no liens or other Encumbrances for Taxes upon any of the assets of any of the Acquired Corporations except liens for Taxes not yet due and payable.  None of the Acquired Corporations will be required to include any  adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to a closing agreement, an intercompany transaction, an instalment sale, the receipt of any prepaid amount, or Section 481 of the Code (or any comparable provision of U.S. state or local or non-U.S. Tax Legal Requirements) as a result of a change in method of accounting, in each case, prior to the Closing.

(e)                                  Since January 1, 2011, no written notice has ever been delivered by any Governmental Body to an Acquired Corporation in a jurisdiction where an Acquired Corporation does not file a Tax Return that claims that such Acquired Corporation is or may be subject to taxation by that jurisdiction.  None of the Acquired Corporations employs any Person in any jurisdiction outside of the United States with the exception of Guatemala.

(f)                                   There are no Contracts relating to allocating or sharing of Taxes to which any Acquired Corporation is a party except for any Contracts between Acquired Corporations.  None of the Acquired Corporations is liable for Taxes of any Person (other than an Acquired Corporation) pursuant to Treasury Regulation Section 1.1502-6 or any similar U.S. state or local or non-U.S. Legal Requirement or is a party to any Contract providing for payments by an Acquired Corporation with respect to any amount of Taxes of any other Person except any Contract the primary purpose of which is not the allocation of liabilities with respect to Taxes, but that provides tangentially for an allocation or apportionment of liabilities with respect to Taxes generated or related to such Contract.

(g)                                  No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the past two years.  No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h)                                 No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i)                                     The Company has Made Available to Parent accurate and complete copies of all income Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit (or the reopening of an audit).

(j)                                    The Company has disclosed on its U.S. federal income Tax Returns in any year for which the statute of limitations has not expired all positions that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code.

(k)                                 No Acquired Corporation has participated in, or is currently participating in a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(l)                                     Except as set forth in Part 2.15(l) of the Company Disclosure Schedule, none of the Acquired Corporations has had a change of ownership for purposes of Sections 382 and 383 of the Code (or any similar U.S. state, local or municipal or non-U.S. Legal Requirement) as of the date of this Agreement.

(m)                             Each of the Acquired Corporations has withheld from each payment or deemed payment made to Company Associates or to its past or present suppliers, creditors, stockholders or other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies.

(n)                                 The Acquired Corporations are in compliance with all material transfer pricing requirements in all jurisdictions in which the Acquired Corporations do business, and all of such transactions have been effected on an arm’s length basis. The Company has Made Available to Parent all material intercompany Contracts relating to transfer pricing.

(o)                                 None of the Acquired Corporations has granted any currently outstanding power of attorney with respect to Taxes.

2.16                        Employee and Labor Matters; Benefit Plans.

(a)                                 Except as set forth in Part 2.16(a) of the Company Disclosure Schedule, the employment of each of the Acquired Corporations’ employees who perform services within the United States is terminable by the applicable Acquired Corporation at will.

(b)                                 Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date of this Agreement:  (i) no officer or other employee of any of the Acquired Corporations at the level of Vice President or above or having a base salary in excess of $200,000 (a “Key Employee”):  (A) has provided written notice to any Acquired Corporation of any intention to terminate his or her employment with any of the Acquired Corporations; or (B) has notified any Acquired Corporation of any intention to terminate his or her employment with any of the Acquired Corporations as a result of the Merger or the other transactions contemplated by this Agreement; and (ii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person other than any of the Acquired

Corporations that may have a material effect on the business or operations of any of the Acquired Corporations.

(c)                                  As of the date of this Agreement, none of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations.  There has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute or union organizing activity or any similar activity or dispute.  There is no material claim or material grievance pending or, to the Knowledge of the Company, threatened relating to any employment Contract, wages and hours, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(d)                                 To the Knowledge of the Company, no misclassification of any current or former independent contractors, consultants, temporary workers, outsourced workers, leased employees or other non-employee service providers of any of the Acquired Corporations would reasonably be expected to result in a material Liability to any Acquired Corporation.

(e)                                  The Company has set forth in Part 2.16(e) of the Company Disclosure Schedule a list of all employees and other service providers (including independent contractors) of the Acquired Corporations as of the date of this Agreement, and correctly reflects with respect to each such employee or other service provider, as applicable: (i) date of hire; (ii) job titles and position; (iii) rate of pay or annual salary; (iv) visa status; (v) any promises made to him or her with respect to changes or additions to compensation or benefits; and (vi) whether he or she is not fully available to perform work because of disability or other leave and the date he or she is expected to return to active service.

(f)                                   The Company has set forth in Part 2.16(f) of the Company Disclosure Schedule an accurate and complete list, by country and as of the date hereof, of each material Company Employee Plan and each Company Employee Agreement.  None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform or seek the approval of any such Company Employee Plan or Company Employee Agreement to satisfy applicable Legal Requirements).

(g)                                  The Company has Made Available to Parent, to the extent applicable, accurate and complete copies of:  (i) all material documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form

Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iv) the most recent summary plan description required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, other than any written agreements with employees of the Acquired Corporations relating to Company Equity Awards or the Company Equity Plans; (vi) all material correspondence since January 1, 2012 to or from any Governmental Body relating to any Company Employee Plan; (vii) if applicable, all nondiscrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(h)                                 Each of the Acquired Corporations has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other Legal Requirements.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code.  All Company Employee Plans required to have been approved by any non-U.S. Governmental Body have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Employee Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto.  Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is, to the Knowledge of the Company, so tax qualified, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Effective Time in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Parent or any of the Acquired Corporations (other than any Liability for ordinary administration expenses).  There are no audits or inquiries pending or, to the Knowledge of the Company, threatened by the IRS, the United States Department of Labor or any other Governmental Body with respect to any Company Employee Plan.  None of the Acquired Corporations has ever incurred:  (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements.  Each of the Acquired Corporations has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(i)                                     None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any:  (i) Company Employee Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.  No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock of any of the Acquired Corporations as a plan asset.  Except as would not otherwise result in a Company Material Adverse Effect, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and neither the Merger nor any of the other transactions contemplated by this Agreement will cause any such assets or insurance obligations to be less than such benefit obligations.

(j)                                    None of the Acquired Corporations maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.  No Company Employee Plan provides (except at no cost to the Acquired Corporations), or reflects or represents any Liability of any of the Acquired Corporations to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to any of the Acquired Corporations, none of the Acquired Corporations has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with post-termination or retiree life insurance, post-termination or retiree health benefit or other post-termination or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.  There are no liabilities of the Acquired Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(k)                                 Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Merger or any of the transactions contemplated by this Agreement would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate, or to create or otherwise result in any Liability with respect to any Company Employee Plan.

(l)                                     Each of the Acquired Corporations:  (i) is in compliance in all material respects with any Order or arbitration award of any court, arbitrator or any

Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters; and (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates. No Acquired Corporation or Company Affiliate:  (A) is liable for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; or (B) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice).

(m)                             There is no agreement, plan, arrangement or other Contract covering any director or officer or other employee of an Acquired Corporation, and no payments have been made or will be made to any director or officer or other employee of an Acquired Corporation, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, result in any payment that will not be deductible by the Acquired Corporations by reason of Section 280G of the Code, or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements).  No Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or any taxes required by Section 409A of the Code.

(n)                                 To the Knowledge of the Company, neither:  (i) the execution or delivery of this Agreement; nor (ii) the carrying on of the business of any Acquired Corporation as presently conducted or any activity of any director or officer or other employee of an Acquired Corporation in connection with the carrying on of the business of any Acquired Corporation as currently conducted, will or would reasonably be expected to conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under any Contract by which any such director or officer or other employee is now bound.

(o)                                 Since January 1, 2011, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(p)                                 Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code.

2.17                        Environmental Matters.

(a)                                 Since January 1, 2011, none of the Acquired Corporations has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or any written notice from any citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law (as defined in Section 2.17(d)), except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b)                                 To the Knowledge of the Company:  (i) all Leased Real Property and any other property that is or was controlled or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material amount of any Materials of Environmental Concern (as defined in Section 2.17(d)) or material environmental contamination of any nature; (ii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).

(c)                                  To the Knowledge of the Company, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law:  (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar U.S. state or local or non-U.S. list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d)                                 For purposes of this Agreement:  (i) “Environmental Law” means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18                        Insurance.  Part 2.18 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all material insurance policies owned or held by any Acquired Corporation or pursuant to which any of the Acquired Corporations is a named insured or otherwise a beneficiary and (ii) the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance.  Each material insurance policy and self-insurance program or arrangement relating to the business, assets or operations of any of the Acquired Corporations is in full force and effect.  Since January 1, 2011, none of the Acquired Corporations has received any written notice regarding any actual or possible:  (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy.  There is no pending:  (i) material workers’ compensation claim; or (ii) other claim involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate, in each case under or based upon any insurance policy of any of the Acquired Corporations, except for routine claims with respect to the Company’s welfare plans, including medical insurance policies. The Acquired Corporations have given notice to each such insurer of all material claims that have arisen since January 1, 2011 and may be insured thereby.

2.19                        Transactions with Affiliates.  Except as set forth in the Company SEC Documents filed with the SEC prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred and no circumstance has existed that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20                        Legal Proceedings; Orders.

(a)                                 Except as set forth in Part 2.20(a) of the Company Disclosure Schedule and except as would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole:  (i) there is no pending Legal Proceeding; and (ii) to the Knowledge of the Company:  (A) no Governmental Body has threatened to commence any Legal Proceeding; and (B) no other Person has threatened in writing to commence any Legal Proceeding, in the case of clauses “(i)” and “(ii)” of this sentence:  (1) that involves:  (A) any of the Acquired Corporations (including any Legal Proceeding in which (x) any Person has demanded that any Acquired Corporation indemnify such Person in connection therewith or (y) any Acquired Corporation has agreed to defend such Person); (B) any securities of any of the Acquired Corporations; or (C) any alleged action or omission on the part of any director or officer of any Acquired Corporation in his or her capacity as such; or (2) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

(b)                                 There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject, except as would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.  To the Knowledge of the Company, no officer or other Key Employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations as it is currently conducted, and except as would not be and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Corporations taken as a whole.

2.21                        Authority; Binding Nature of Agreement.  Each Acquired Corporation has all requisite corporate right, power and authority to execute, deliver and perform its obligations under each of the Transaction Documents and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to adoption of this Agreement by the Requisite Stockholder Approval (as defined in Section 2.23).  The Company Board (at a meeting duly called and held) has unanimously:  (a) determined that the Merger is in the best interests of the Company and its stockholders; and (b) declared this Agreement, the Merger and the other transactions contemplated by this Agreement advisable. The Company Board (at a meeting duly called and held) has unanimously:  (i) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and (ii) recommended the adoption of this Agreement and the approval of the Merger by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)).  This Agreement and each other Transaction Document has been duly and validly executed and delivered by each of the applicable Acquired Corporations and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party, constitutes the legal, valid and binding obligation of the Company and each other applicable Acquired Corporation, enforceable against the Company and each other applicable Acquired Corporation in accordance with its terms, subject to:  (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22                        Inapplicability of Anti-takeover Statutes.  The Company Board has taken, and during the Pre-Closing Period (as defined in Section 4.1) the Company Board will take, all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the Support Agreements or to the consummation of the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken such actions and votes as are necessary to render the provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Legal Requirements or any anti-takeover provision in the Company’s certificate of incorporation or by-laws inapplicable to the Merger, the Support Agreements, this Agreement or any of the other transactions contemplated by this Agreement.

2.23                        Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate the transactions contemplated by this Agreement.

2.24                        Non-Contravention; Consents.

(a)                                 Assuming compliance with (and receipt of all required approvals under) the applicable provisions of the HSR Act, any non-U.S. antitrust or competition law, the rules and regulations of NASDAQ and the Legal Requirements governing the Acquired Corporations’ Money Transmitter Licenses, neither (1) the execution or delivery of any Transaction Document by any Acquired Corporation, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time or both):

(i)                                     contravene, conflict with or result in a violation of:  (A) any of the provisions of the Certificate of Incorporation or Bylaws of the Company or the charter or other organizational documents of any of the other Acquired Corporations; or (B) any resolution adopted by the stockholders, the board of directors (or similar body) or any committee of the board of directors (or similar body) of any of the Acquired Corporations;

(ii)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the transactions contemplated by this Agreement or to exercise any remedy to obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations as currently conducted or to any of the assets owned or used by any of the Acquired Corporations;

(iv)                              contravene, conflict with or result in a violation or breach of, or result in a termination (or right of termination) or default under, any provision of any Company Contract that constitutes a Significant Contract, or give any Person the right to:  (A) declare a default or exercise any remedy under any Company Contract that constitutes a Significant Contract; (B) accelerate the maturity or performance of any Company Contract that constitutes a Significant Contract; or (C) cancel, terminate or modify any right, benefit, obligation or other term of any Company Contract that constitutes a Significant Contract;

(v)                                 result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(vi)                              result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any Company Owned IP (including Company Source Code), or the transfer of any material asset of any of the Acquired Corporations to any Person;

except, in the case of clauses “(i)” through “(vi)” of this sentence, as would not and would not reasonably be expected to be material to the Acquired Corporations taken as a whole or prevent,

materially delay or materially impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Except for:  (1) disclosure and the filing of proxy materials required under the rules and regulations of the SEC or NASDAQ (as they relate to the Proxy Statement); (2) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State; (3) those matters, regulatory consents, approvals and waivers, set forth in Part 2.24 of the Company Disclosure Schedule; and (4) as may be required under the HSR Act or any applicable foreign antitrust or competition laws, none of the Acquired Corporations was, is or will be required to make any registration, declaration or filing with or give any notice to, or to obtain any Consent from, any Person in connection with:  (x) the execution, delivery or performance of any Transaction Document; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.  Part 2.24 of the Company Disclosure Schedule sets forth (I) each jurisdiction in which any Acquired Corporation holds any Money Transmitter Licenses; (II) each jurisdiction in which any Acquired Corporation has applications pending for any Money Transmitter Licenses; (III) to the extent any Acquired Corporation does not have a Money Transmitter License in a particular jurisdiction and a Money Transmitter License is generally required for such Acquired Corporation to engage in conduct regulated by the Money Transmission Laws in such jurisdiction, a general description of the contractual or other arrangements currently in place upon which such Acquired Corporation relies upon as a basis for engaging in such conduct in such jurisdiction without a Money Transmitter License; and (IV) each jurisdiction which would require any Acquired Corporation to obtain a Money Transmitter License in order to engage in conduct regulated by the Money Transmitter Requirements in such jurisdiction if such Acquired Corporation did not have a contractual or other arrangement contemplated by clause “(III),” and indicates whether any consent or approval from, or notice to or registration with, any Governmental Body is required in connection with the Merger or the other transactions contemplated by this Agreement.

2.25                        Fairness Opinions.  The Company Board has received (i) the opinion of Qatalyst Partners LP, which the Company Board has retained as its financial advisor in connection with the Merger (the “Financial Advisor”) and (ii) the opinion of Needham & Company, LLC, each to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock, other than Parent or any affiliates of Parent, pursuant to this Agreement is fair, from a financial point of view, to such holders.  Copies of such opinions have been or will be provided to Parent for information purposes only.  As of the date of this Agreement, neither opinion has been withdrawn or revoked or otherwise modified in any material respect.

2.26                        No Brokers.  Except for Needham & Company, LLC and the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated in this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations.  The Company has furnished to Parent or its Representatives accurate and complete copies of all agreements under which any such fees, expenses, commissions or other amounts have been paid or may become payable.

2.27                        Proxy Statement.  The Proxy Statement will comply in all material respects with the applicable Legal Requirements. None of the information supplied by any of the Acquired Corporations for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.                                          REPRESENTATIONS AND WARRANTIES OF PARENT COMPANIES

Each of the Parent Companies represents and warrants to the Company as follows:

3.1                               Due Organization; Etc.  Each Parent Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Parent has delivered or made available to Company or Company’s Representatives prior to the date of this Agreement accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Merger Sub, including all amendments thereto, in each case as in effect as of the date of this Agreement.  Immediately prior to the Effective Time, Parent will own, directly or indirectly, all outstanding stock of Merger Sub.

3.2                               Authority; Noncontravention.

(a)                                 Each Parent Company has the corporate right, power and authority to enter into and to perform its respective obligations under this Agreement.  The execution, delivery and performance by such Parent Company of this Agreement have been duly authorized by all necessary action on the part of the Parent Companies and their respective boards of directors.  The board of directors of Merger Sub has determined:  (i) that the Merger is fair to, and in the best interests of, Merger Sub and its stockholders; and (ii) to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger. This Agreement has been duly adopted immediately following its execution by Parent as the sole stockholder of Merger Sub in accordance with the DGCL.

(b)                                 Except for:  (i) disclosure required under the rules and regulations of the SEC or NASDAQ (as they relate to the Proxy Statement); (ii) as may be required under the HSR Act or any applicable foreign antitrust or competition laws, (iii) as may be required under any Money Transmitter Requirements; and (iv) as would not have a material adverse effect on Parent’s or Holdings’ ability to consummate the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by any Parent Company in connection with the execution and delivery of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.3                               Binding Nature of Agreement.  This Agreement has been duly and validly executed and delivered by each Parent Company and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of each Parent Company, enforceable against them in accordance with its terms, subject to:  (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4                               No Vote Required.  No vote of the holders of Parent or Holdings Common Stock is required to authorize the Merger.

3.5                               Financing.  As of the date hereof, Parent and Holdings have, and, as of the Effective Time, Parent and Holdings will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger on the Closing Date.

3.6                               Disclosure.  None of the information to be supplied by or on behalf of Parent to the Company specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7                               Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the Knowledge of Parent, pending and not served or threatened against Holdings, Parent or Merger Sub that would reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, none of Holdings, Parent or Merger Sub is subject to any Order that would reasonably be expected to materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

3.8                               Ownership of Company Common Stock. Prior to the execution of this Agreement and the Support Agreements, none of Holdings, Parent or Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.  Prior to the execution of this Agreement and the Support Agreements, none of Holdings, Parent or any of their Subsidiaries directly or indirectly owns, and at all times for the past three years, none of them has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

Section 4.                                          CERTAIN COVENANTS OF THE COMPANY

4.1                               Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to:  (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) promptly furnish Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. During the Pre-Closing Period, the Company shall permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer, the interim chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements.  Without limiting the generality of any of the foregoing, but subject to applicable United States and foreign antitrust and competition laws, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i)                                     all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including:  (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows; and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports, capital expenditure reports or reports relating to information set forth in Part 2.7(c) of the Company Disclosure Schedule prepared for the Company’s senior management; and

(ii)                                  any written materials or communications sent by or on behalf of the Company to its stockholders not otherwise publicly available.

Notwithstanding the foregoing, any such access, investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Acquired Corporations or otherwise interfere unreasonably with the normal operation of the Acquired Corporations. All requests for information made pursuant to this Section 4.1 shall be directed to the executive officers or any other Person designated by the Company. None of the Acquired Corporations shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, waive the attorney-client privilege of any of the Acquired Corporations or contravene any Legal Requirement or binding agreement entered into prior to the date of this Agreement or provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement. The parties hereto will use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct the applicable Representatives of Parent to comply with, all of its confidentiality obligations under the Confidentiality Agreement.

4.2                               Operation of the Company’s Business.

(a)                                 During the Pre-Closing Period, except for actions required to consummate the Merger and the transactions expressly contemplated by this Agreement or as set forth on Part 4.2(a) of the Company Disclosure Schedule:  (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices (including with respect to closing the Company’s books at the end of each calendar month); (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers, other Company Associates and service providers and maintains its relations and goodwill with all suppliers, distributors, Distribution Providers, customers, landlords, creditors, licensors, licensees, employees and other Persons having significant business relationships with the respective Acquired Corporations and with all Governmental Bodies; and (iii) the Company shall promptly notify Parent of:  (A) any claim asserted by any Governmental Body; (B) any claim asserted in writing by any Person other than a Governmental Body; (C) any Legal Proceeding commenced; or (D) any Legal Proceeding, to the Knowledge of the Company, threatened in writing; in the case of clauses “(A)” through “(D)” against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the Merger or any of the transactions contemplated by this Agreement.

(b)                                 Without limiting the generality of the foregoing, during the Pre-Closing Period, except for actions required to consummate the Merger and the other transactions contemplated by this Agreement or except as set forth on Part 4.2(b) of the Company Disclosure Schedule, the Company shall not (without the prior written consent of Parent which shall not be unreasonably withheld), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent which shall not be unreasonably withheld);

(i)                                     declare, accrue, set aside or pay any dividend or make any other distribution payable in cash, stock, property or otherwise, in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities, other than to repurchase, in full compliance with applicable Legal Requirements, restricted shares of Company Common Stock held by an employee upon the termination of such employee’s employment or enter into any agreement with respect to the voting of its capital stock;

(ii)                                  sell, issue, grant or authorize the sale, issuance or grant of:  (A) any share of capital stock or other security; (B) any option, call, warrant or right to acquire any share of capital stock or other security; or (C) any instrument convertible into or exchangeable for any share of capital stock or other security (except that:  (1) the Company may issue shares of Company Common Stock upon the valid exercise or vesting of Company Equity Awards that were outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant Company Stock-Based Awards, other than Company Performance Share Awards, to a maximum of 30 newly-hired employees of the Company, none of whom shall be Key Employees, and pursuant to which no more than 150,000 shares of Company Common Stock in the aggregate may be issued, provided that such Company Stock-Based Awards:  (x) shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this Agreement (whether alone or in combination with any termination of employment or other event); and (y) shall contain the Company’s standard vesting schedule which is set forth on Part 4.2(b) of the Company Disclosure Schedule);

(iii)                               except as set forth in Section 5.3(b) of this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Equity Award or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, except as may be required by applicable Legal Requirements or by the applicable Company Equity Plan as in effect as of the date of this Agreement;

(iv)                              amend or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational documents of any of the Acquired Corporations;

(v)                                 (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; or (C) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(vi)                              make or authorize any individual capital expenditure that exceeds $1,000,000 or that, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement, exceeds $7,000,000;

(vii)                           except as set forth in Part 4.2(b)(vii) of the Company Disclosure Schedule:  (A) (i) enter into any Contract that would have been a Significant Contract pursuant to Sections 2.10(a)(v), 2.10(a)(vi), or 2.10(a)(xii) (such Contracts collectively, the “Specified Significant Contracts”) had it been entered into prior to the date of this Agreement; (ii) other than in the ordinary course of business and consistent with past practice, enter into any Contract with a Distribution Provider; and (iii) other than in the ordinary course of business and consistent with past practice, enter into any Contract that would have been a Significant Contract (other than Specified Significant Contract) had it been entered into prior to the date of this Agreement; (B) amend, modify or terminate any Significant Contract (other than any User Agreement or privacy policy in the ordinary course of business and consistent with past practice); (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000; or (D) waive or relinquish, abandon or allow to lapse any material right or asset, including any such Intellectual Property Rights;

(viii)                        acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license any right or other asset to any other Person (except, in each case, for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices);

(ix)                              make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

(x)                                 (A) make any loans, advances or capital contributions to or investments in any Person (other than routine travel and business expense advances made to directors or officers or other Company Associates in the ordinary course of business), or (B) except in the ordinary course of business and consistent with past practices under the Company’s Existing Credit Facilities, incur or guarantee any indebtedness;

(xi)                              (A) enter into any collective bargaining agreement; or (B) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement with Key Employees, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other Company Associates (except that the Company:  (i) if the Closing Date occurs on or after April 1, 2016, may provide routine salary increases to employees other than Key Employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; provided that no individual employee’s salary shall increase by more than the amounts set forth on Part 4.2(b)(xi) of the Company Disclosure Schedule; (ii) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (iii) may make customary bonus payments consistent with past practices in accordance with bonus plans existing as of the date of this Agreement);

(xii)                           hire or promote any employee to the level of a Key Employee, except in order to fill a position vacated after the date of this Agreement;

(xiii)                        other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv)                       (A) fail to file any Acquired Corporation Return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) prepare or file any Acquired Corporation Return inconsistent with past practice or, on any such Acquired Corporation Return, take any position, make, change or rescind any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Acquired Corporation Returns in prior periods, or (C) settle or compromise any Tax liability or refund, file any amended Acquired Corporation Return, or waive or extend the statute of limitations in respect of Taxes;

(xv)                          commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(xvi)                       settle any Legal Proceeding or other material claim, except pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than $500,000 in the aggregate for all such settlements;

(xvii)                    enter into any Contract covering any Company Associate, or, other than payments pursuant to contracts identified in Part 2.16(m) of the Company Disclosure Schedule, make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under U.S. state or local or non-U.S. Tax Legal Requirements);

(xviii)                 take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger set forth in Section 6 not being satisfied;

(xix)                       fail to take any actions in order to maintain in full force and effect any Money Transmitter License required to continue to operate its business as currently operated;

(xx)                          except as set forth in Part 4.2(b)(xx) of the Company Disclosure Schedule, enter into any Contracts with Distribution Providers or any other Person to provide Company Services in any country in which any of the Acquired Corporations are not currently conducting business;

(xxi)                       cancel any insurance policies identified in Part 2.18 of the Company Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies; or

(xxii)                    agree or commit to take any of the actions described in clauses “(i)” through “(xxi)” of this Section 4.2(b).

(c)                                  During the Pre-Closing Period, (i) the Company shall promptly notify Parent in writing of: (x) any Stockholder Litigation; and (y) any fact, event or circumstance known to it that would reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth in Section 6 to be satisfied; and (ii) Parent shall promptly notify the Company in writing of any fact, event or circumstance known to it that would reasonably be expected, individually or taken together with all other existing facts, events and circumstances known to it, to result in the failure of any of the conditions set forth in Section 7 to be satisfied; provided, however, that that no notification given by any party pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

4.3                               Acquisition Proposals.

(a)                                 Following the execution of this Agreement:  (i) the Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition

Proposal or Acquisition Inquiry; and (ii) the Company shall promptly request each Person that has previously executed a confidentiality or similar agreement in connection with such Person’s consideration of an Acquisition Proposal or investment in any Acquired Corporation to return to the Company or destroy any non-public information previously furnished to such Person or to any of such Person’s Representatives by or on behalf of any of the Acquired Corporations.

(b)                                 Subject to Section 5.2(d) and except as permitted by this Section 4.3(b), the Company shall not (and shall not publicly propose to) directly or indirectly, and shall use commercially reasonable efforts to ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations do not (and do not publicly propose to) directly or indirectly:  (i) solicit, initiate, assist, knowingly encourage or knowingly facilitate the submission, announcement or making of any Acquisition Proposal or Acquisition Inquiry by any Person, or take any action that would reasonably be expected to lead a Person to disclose, announce, commence, submit or otherwise make an Acquisition Proposal or Acquisition Inquiry (provided, however, that supplying non-public information in the ordinary course of business not in connection with or in response to an Acquisition Proposal or Acquisition Inquiry and where not reasonably expected to lead a Person to disclose, announce, commence, submit or otherwise make an Acquisition Proposal or Acquisition Inquiry, shall not be prohibited by this clause “(i)”); (ii) furnish or otherwise provide access to any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; provided, however, that, subject to Section 4.3(c) and the other provisions of this Agreement, prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may, without being deemed to violate this Section 4.3(b), furnish non-public information regarding the Acquired Corporations to, and enter into and maintain (but only during such period of time such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer) discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn), but only if:  (A) such Acquisition Proposal did not result from a breach of any of the provisions set forth in this Section 4.3 or in Section 5.2; (B) the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor and the advice of the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer; and (C) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (1) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (2) receives from such Person, and delivers to Parent a copy of, an executed Acceptable Confidentiality Agreement.

(c)                                  Prior to furnishing or otherwise permitting the transmittal of any non-public information to any Person pursuant to the proviso to Section 4.3(b), the Company shall (as a condition to furnishing or otherwise permitting the transmittal of such non-public information to such Person) furnish such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

(d)                                 If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry or any request for non-public information at any time following the execution of this Agreement and prior to the Effective Time, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request) advise Parent in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request and the material terms and conditions thereof).  Following the execution of this Agreement:  (i) the Company shall promptly (and in no event later than 24 hours after receipt) provide Parent with copies of all documents and communications received by any Acquired Corporation or any Representative of any Acquired Corporation setting forth the terms and conditions of, modifications or amendments (or proposed modifications or amendments) to, and other material documents and communications relating to, any Acquisition Proposal, Acquisition Inquiry or request for non-public information made by any Person prior to the Effective Time; and (ii) the Company shall keep Parent reasonably fully informed on a reasonably current basis with respect to the status of any material developments in such Acquisition Proposal, Acquisition Inquiry or request and any material modification or proposed modification thereto.

(e)                                  The Company: (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not, at any time, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality or similar agreement or provision to which any of the Acquired Corporations is or becomes a party and (ii) will use commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent.  Other than contained in the Confidentiality Agreement, as of the date of this Agreement, none of the Acquired Corporations are party to any effective “standstill” or similar agreement or provision.

(f)                                   Nothing contained in this Section 4.3 shall prohibit the Company Board from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Delaware law (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not in and of itself constitute an Adverse Change Recommendation); provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) under the Exchange Act other than (A) a “stop, look and listen” communication limited solely to the type contemplated by Rule 14d-9 under the Exchange Act or (B) any express rejection of any applicable Acquisition Proposal, shall be deemed to be an Adverse Change Recommendation.  No change, withdrawal or modification in the recommendation of the Company Board to the Company’s stockholders with respect to this Agreement or the Merger shall change the approval of the Company Board for purposes of causing any state takeover Legal Requirement (including Section 203 of the DGCL) or other state Legal Requirement to be inapplicable to the Merger and the other transactions contemplated by this Agreement; provided, further that this Section 4.3(f) shall not be deemed to permit the Company Board to take any of the actions referred to in Section 5.2(c) except to the extent permitted by Section 5.2(d) and Section 5.2(e).

(g)                                  The Company acknowledges and agrees that any action in violation of any provision set forth in this Section 4.3 or Section 5.2 that is taken by any Representative of any of the Acquired Corporations shall be deemed to constitute a breach of such provision by the Company.

Section 5.                                          ADDITIONAL COVENANTS OF THE PARTIES

5.1                               Proxy Statement.  As promptly as practicable (but no later than ten business days after the date of this Agreement unless Parent, in good faith, requests additional time to review the Proxy Statement), the Company shall prepare and cause to be filed with the SEC the Proxy Statement.  The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof.  The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements.  The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments.  The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of:  (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (ii) the conclusion of any SEC or staff review of the Proxy Statement.  If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

5.2                               Company Stockholders’ Meeting.

(a)                                 The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval.  The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b)                                 Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that:  (A) the Company Board:  (i) has unanimously determined and believes that the Merger is advisable and in the best interests of the Company and its stockholders, and (ii) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting; and (B) the Company Board has unanimously approved and adopted this Agreement and unanimously approved the Merger, in accordance with the requirements of the DGCL.  (The unanimous determination by the Company Board that the Merger is advisable and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company Board that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”)  The Company shall ensure that the Proxy Statement includes the opinions of the financial advisors referred to in Section 2.25.

(c)                                  Neither the Company Board nor any committee thereof shall:  (i) except as provided in Section 5.2(d) or Section 5.2(e), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal (any action described in clauses “(i)” and “(ii)” or in “(iv),” to the extent relating to clauses “(i)” or “(ii),” being referred to as an “Adverse Change Recommendation”); (iii) approve or recommend, or cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or would reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.3(b); or (iv) agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d)                                 Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company Board may make an Adverse Change Recommendation  and thereafter  terminate this Agreement to enter into a binding, definitive agreement to effect a Superior Offer (a “Specified Definitive Acquisition Agreement”)  if:  (i) an unsolicited, bona fide written Acquisition Proposal is made to the Company and is not withdrawn; (ii) such Acquisition Proposal did not result from a breach of Section 4.3(b) or Section 5.2(c) of this Agreement; (iii)  the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor and the advice of the Company’s outside legal counsel, that such Acquisition Proposal is a Superior Offer and the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable Delaware law; (iv) Parent shall have received from the Company a prior written notice (a “Recommendation Change Notice”) of the Company’s intention to make an Adverse Change Recommendation with respect to such Superior Offer and, if applicable, terminate this Agreement to enter into a Specified Definitive Acquisition Agreement, at least three business days prior to making any Adverse Change Recommendation or terminating this Agreement to enter into a Specified Definitive Acquisition Agreement, which Recommendation Change Notice shall specify the material terms and conditions of such Superior Offer, including the identity of the Person making the Superior Offer, and attach copies of all documents and communications relating to such Superior Offer required to be provided to Parent in accordance with Section 4.3(d) and not previously delivered; (v) throughout the period between the delivery of such

Recommendation Change Notice and any Adverse Change Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations (and causes its Representatives to engage in good faith negotiations) with Parent and its Representatives to amend this Agreement in such a manner that such Superior Offer would no longer constitute a Superior Offer; (vi) after considering the results of such negotiations with Parent and taking into account the proposals made by Parent, if any, and after having taken into account the advice of an independent financial advisor and the advice of the Company’s outside legal counsel, the Company Board shall have determined in good faith that such Superior Offer remains a Superior Offer and that the failure to make the Adverse Change Recommendation and, if applicable, terminate this Agreement to enter into a Specified Definitive Acquisition Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Delaware law; and (vii) if the Company intends to terminate this Agreement to enter into a Specified Definitive Acquisition Agreement, the Company shall have complied with Section 8.1(f). The provisions of this Section 5.2(d) shall also apply to any material change to any Acquisition Proposal, in which case such change shall require a new Recommendation Change Notice and the Company shall be required to comply again with the provisions of this Section 5.2(d) (except that any reference to three business days shall instead be two business days; provided that such new period shall in no event shorten the original three business day period).

(e)                                  Notwithstanding anything to the contrary contained in Section 5.2(c), the Company Board may make an Adverse Change Recommendation, if: (i) there is a material event, material development or material change in circumstances that (A) does not relate to any Acquisition Inquiry or Acquisition Proposal and (B) was not known or reasonably foreseeable by the Company Board as of the date of this Agreement, which event, development or change in circumstance becomes known to the Company Board prior to the Requisite Stockholder Approval (any such material event, material development or material change in circumstances unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (ii) the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor and the advice of the Company’s outside legal counsel, that, in light of such Intervening Event, failure to make an Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable Delaware law; (iii) Parent shall have received from the Company a prior written notice (an “Intervening Event Notice”) of the Company’s intention to make an Adverse Change Recommendation with respect to such Intervening Event at least three business days prior to making any Adverse Change Recommendation, describing such Intervening Event in reasonable detail; (iv) throughout the period between the delivery of such Intervening Event Notice and any Adverse Change Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations (and caused its Representatives to engage in good faith negotiations) with Parent and its Representatives to amend this Agreement in such a manner that that failure to make an Adverse Change Recommendation as a result of such Intervening Event would no longer be inconsistent with the fiduciary duties of the Company Board under applicable Delaware law; and (v) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Company Board under applicable Delaware law.  The provisions of this Section 5.2(e) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Intervening Event Notice and the Company shall be required to comply again with the provisions of this Section 5.2(e) (except that any reference to three business days shall instead be two business days; provided that such new period shall in no event shorten the original three business day period).

(f)                                   Subject to the Company’s termination rights set forth in Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement, submission or making of any Superior Offer or other Acquisition Proposal, any Intervening Event or by any withdrawal or modification of the Company Board Recommendation.  Without limiting the generality of the foregoing, the Company agrees not to adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting (without Parent’s prior written consent), except that the Company may adjourn the Company Stockholders’ Meeting for up to three business days to the extent required to obtain the Requisite Stockholder Approval.

5.3                               Company Equity Awards.

(a)                                 Prior to the Effective Time, the Company shall cause each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Company Options that vest upon and contingent on the Merger) (each, a “Vested Company Option”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Vested Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to:  (i) the Per Share Merger Consideration; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Company Option equals or exceeds the Per Share Merger Consideration, then the amount payable under this Section 5.3(a) with respect to such Company Option shall be zero). Each holder of a Vested Company Option cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest.  Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time.

(b)                                 Prior to the Effective Time, the Company shall cause each Company Option that is outstanding and unvested immediately prior to the Effective Time, and with respect to which the exercise price payable in respect of a share of Company Common Stock subject to such Company Option exceeds the Per Share Merger Consideration (each, an “Underwater Unvested Company Option”) to be fully vested and exercisable and each such vested Underwater Unvested Company Option that is not exercised as of the Effective Time shall be cancelled, terminated and extinguished as of the Effective Time without any payment to the holder of such Underwater Unvested Company Option. Each holder of an Underwater Unvested Company Option that is cancelled as provided in this Section 5.3(b) shall cease to have any rights with respect thereto.

(c)                                  At the Effective Time, each Company Option that is outstanding and unvested immediately prior to the Effective Time, and with respect to which the Per Share Merger Consideration equals or exceeds the exercise price payable in respect of a share of Company Common Stock subject to such Company Option (each, an “In-the-Money Unvested Company Option”), shall be converted into and become an option to purchase shares of Holdings Common Stock, with such conversion effected through Holdings:  (i) assuming such In-the-Money Unvested Company Option; or (ii) replacing such In-the-Money Unvested Company Option by issuing a reasonably equivalent replacement stock option to purchase Holdings Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such In-the-Money Unvested Company Option is evidenced.  All rights with respect to Company Common Stock under In-the-Money Unvested Company Options assumed or replaced by Holdings shall thereupon be converted into options with respect to Holdings Common Stock.  Accordingly, from and after the Effective Time:  (A) each In-the-Money Unvested Company Option assumed or replaced by Holdings may be exercised solely for shares of Holdings Common Stock; (B) the number of shares of Holdings Common Stock subject to each In-the-Money Unvested Company Option assumed or replaced by Holdings shall be determined by multiplying the number of shares of Company Common Stock that were subject to such In-the-Money Unvested Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Holdings Common Stock; (C) the per share exercise price for the Holdings Common Stock issuable upon exercise of each In-the-Money Unvested Company Option assumed or replaced by Holdings shall be determined by dividing the per share exercise price of Company Common Stock subject to such In-the-Money Unvested Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such In-the-Money Unvested Company Option is evidenced, any restriction on the exercise of any In-the-Money Unvested Company Option assumed or replaced by Holdings shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such In-the-Money Unvested Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such In-the-Money Unvested Company Option; provided, however, that (i) Holdings’ board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each In-the-Money Unvested Company Option assumed or replaced by Holdings, (ii) each In-the-Money Unvested Company Option shall be subject to administrative procedures consistent with those in effect under Holdings’ equity compensation plan and (iii) in the case of any In-the-Money Unvested Company Option to which Section 421 of the Code is intended to apply by reason of its qualification under Section 422 of the Code (an “Incentive Stock Option”), the exercise price of the option to purchase Holdings Common Stock, the number of shares purchasable pursuant to such option to purchase Holdings Common Stock and the terms and conditions of exercise of such option to purchase Holdings Common Stock shall be determined in order to comply with Section 424 of the Code and any In-the-Money Unvested Company Option that is not an Incentive Stock Option shall be adjusted in a manner to comply with Section 409A of the Code. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to the Per Share Merger Consideration and having a denominator equal to the average of the closing sale prices of a share of Holdings Common Stock as reported on NASDAQ for each of the 10 consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Holdings Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Conversion Ratio shall be adjusted accordingly.

(d)                                 At the Effective Time, each Company RSU and Company Performance Share Award that is outstanding and unvested immediately prior to the Effective Time shall be converted into and become a right to be issued Holdings Common Stock, with such conversion effected through Holdings, at Holdings’ option, either:  (i) assuming such Company RSU or Company Performance Share Award; or (ii) replacing such Company RSU or Company Performance Share Award by issuing a reasonably equivalent replacement right to be issued Holdings Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the award agreement by which such Company RSU or Company Performance Share Award is evidenced; provided that the performance conditions applicable to any such award shall be deemed satisfied at the target level specified in the Company Equity Plan or the terms of the applicable award agreement. All rights with respect to Company Common Stock under Company RSUs or Company Performance Share Awards assumed or replaced by Holdings shall thereupon be converted into rights to be issued Holdings Common Stock upon settlement of such assumed or replaced Company RSUs or Company Performance Share Awards.  Accordingly, from and after the Effective Time:  (A) each Company RSU or Company Performance Share Award assumed or replaced by Holdings will represent a right to be issued solely shares of Holdings Common Stock upon settlement thereof; (B) the number of shares of Holdings Common Stock subject to each Company RSU or Company Performance Share Award assumed or replaced by Holdings shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company RSU or Company Performance Share Award immediately prior to the Effective Time by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Holdings Common Stock; and (C) subject to the terms of the award agreement by which such Company RSU or Company Performance Share Award is evidenced, any restriction on the issuance of shares under any Company RSU or Company Performance Share Award assumed or replaced by Holdings shall continue in full force and effect and the term, vesting schedule and other provisions of such Company RSU or Company Performance Share Award shall otherwise remain unchanged as a result of the assumption or replacement of such Company RSU or Company Performance Share Award; provided, however, that (i) Holdings’ board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company RSU or Company Performance Share Award assumed or replaced by Holdings and (ii) each Company RSU and Company Performance Share Award shall be subject to administrative procedures consistent with those in effect under Holdings’ equity compensation plan.

(e)                                  Parent shall cause to be filed with the SEC, no later than 20 business days after the Effective Time, a registration statement on Form S-8 relating to the shares of Holdings Common Stock issuable with respect to the assumed and replaced

In-the-Money Unvested Company Options and outstanding unvested Company RSUs and Company Performance Share Awards, in each case to the extent that such shares of Holdings Common Stock can be registered on a Form S-8.

(f)                                   At the Effective Time, if Holdings so elects, Holdings may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Holdings.  If Holdings elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Holdings shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of In-the-Money Unvested Company Options that are assumed or replaced by Holdings pursuant to Section 5.3(c)), except that:  (i) stock covered by such awards shall be shares of Holdings Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Holdings Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Holdings Common Stock; and (iii) Holdings’ board of directors or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to the administration of such Company Equity Plan; and (iv) all awards granted under such Company Equity Plan shall be subject to administrative procedures consistent with those in effect under Holdings’ equity compensation plan.

(g)                                  Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Equity Awards have no rights with respect thereto other than those specifically provided in this Section 5.3.

5.4                               Employee Benefits.

(a)                                 If Parent and Holdings elect not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any necessary transition period and subject to any applicable Parent or Holdings plan provisions, contractual requirements or Legal Requirements:  (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s or Holdings’ health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans (other than any sabbatical program), such Continuing Employee shall receive credit under such plans (other than any sabbatical program) for his or her years of continuous service with the Acquired Corporations prior to the Effective Time.

(b)                                 For a period commencing upon the Effective Time and continuing through December 31, 2016, Parent shall provide to the Continuing Employees total compensation and benefits that in the aggregate are substantially comparable to the compensation and benefits provided by Parent to other similarly situated employees of Parent.

(c)                                  Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.5, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4(c) shall limit the effect of Section 9.8.

(d)                                 Unless otherwise requested by Parent in writing at least five business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”).  If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.  If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.4(d) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three business days prior to the Closing Date.

(e)                                  To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to this Agreement or the Merger or any of the other transactions contemplated by this Agreement, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any Company Affiliate shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.

5.5                               Indemnification of Officers and Directors.

(a)                                 From and after the Effective Time, each of Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Acquired Corporations pursuant to: (i) each indemnification agreement as in effect as of the date of this Agreement between the Company and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each, an “Indemnified Person”); and (ii) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the articles of organization or bylaws of the Company as in effect on the date of this Agreement.  Parent’s and the Surviving Corporation’s obligations under the preceding sentence shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)                                 Prior to the Effective Time, Parent (or, at Parent’s option, the Company) shall purchase a prepaid “tail” policy on the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (“D&O Insurance”) for a period of six years from the Effective Time and otherwise on terms and conditions not materially less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that the maximum aggregate premium for such D&O Insurance that Parent shall be required to expend shall not exceed 300% of the amount per policy period the Company paid in its last full fiscal year prior to the date of this Agreement as set forth in Part 2.18 of the Company Disclosure Schedule (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(c)                                  For a period of six years from the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(d)                                 If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person (that, in only the case of the Surviving Corporation, is not an Affiliate of Parent) and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 5.5.

(e)                                  The rights of each Indemnified Person under this Section 5.5 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware law or any other applicable

Legal Requirement or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.  The obligations of Parent and the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person to whom this Section 5.5 applies unless the affected Indemnified Person shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Persons to whom this Section 5.5 applies shall be third party beneficiaries of this Section 5.5).

5.6                               Regulatory Approvals and Related Matters.

(a)                                 Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, within ten business days after the date of this Agreement, prepare and file or cause to be prepared and filed:  (i) the notification and report forms required to be filed under the HSR Act; and (ii) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters.  Parent shall pay all filing fees and related expenses with respect to the filings contemplated by the preceding sentence.  The Company and Parent shall respond as promptly as practicable to:  (A) any inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation (including a formal request for additional information and documentary information); and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the Closing.

(b)                                 Subject to Section 5.6(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and make effective the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement.  Without limiting the generality of the foregoing, but subject to Section 5.6(c), each party to this Agreement:  (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement including any Consents with state banking departments or similar agencies required in connection with a change of control of any Acquired Corporation holding a Money Transmitter License; (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other transactions contemplated by this Agreement; and (iv) shall use commercially reasonable efforts to promptly take, and cause its Subsidiaries or Affiliates to take, all reasonable actions and steps requested or required by a Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approval, to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, of the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Body, provided that Parent and Company shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is contingent upon the occurrence of the Closing; provided, however, that, with respect to the obligations to obtain a Consent relating to a change of control of any Acquired Corporation holding a Money Transmitter License, only after the later of (I) the End Date and (II) the time at which (1) all of the Specified Registrations have been obtained and (2) there are no more than ten states in the aggregate for which a Consent is required but has not been obtained (the “Specified Registration Approval Date”), Parent and the Company agree to use commercially reasonable efforts to identify possible alternatives that eliminate the need to obtain any Consent that has not yet been obtained, including: (x) to the extent feasible, ceasing operations of the Acquired Corporations, as of the Effective Time, in the applicable jurisdiction to the extent the operations in such jurisdiction require the Acquired Corporations to have a Money Transmitter License and surrendering such Money Transmitter License as of the Effective Time in accordance with the Money Transmitter Requirements in such jurisdiction, (y) entering into arrangements reasonably satisfactory to Parent (or consenting to the entry by an Acquired Corporation into arrangements reasonably satisfactory to Parent) with Affiliates or third parties that possess the necessary licenses providing the ability to create agency relationships to enable the Acquired Corporations to continue to provide the Company Services in the applicable jurisdiction, or (z) obtaining verbal or written assurances reasonably acceptable to Parent from the applicable Governmental Body that its Consent is forthcoming and no adverse action related to the failure to obtain such Consent will be taken against any of the Acquired Corporations or Parent in connection with the continued conduct of the operations of the Acquired Corporations (or the Surviving Corporation or any of its Subsidiaries, as applicable) in the applicable jurisdiction notwithstanding the pendency of any such Consent (clauses “(x),” “(y)” and “(z)” each, an “Alternate Arrangement”). Without limiting the rights of Parent or Merger Sub under Section 6 or this Section 5.6, each of the Company and Parent agrees to use commercially reasonable efforts to cooperate with one another and implement and cause any Alternate Arrangements reasonably satisfactory to it to become effective as promptly as reasonably practicable after the Specified Registration Approval Date in order to permit the Effective Time to occur as promptly as reasonably practicable thereafter (subject to the satisfaction or waiver of the conditions set forth in Section 6 and Section 7). Each of the parties hereto shall use commercially reasonable efforts to (A) cooperate with each other in connection with any filing or submission with a Governmental Body in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Body relating to the Merger, including any proceeding initiated by a private Person, (B) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Body and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger, (C) subject to applicable Legal Requirements relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Body in connection with the Merger, other than “4(c) and 4(d) documents” as those terms are used in the rules and regulations under the HSR Act, and (D) to the extent permitted by the Federal Trade Commission, the Antitrust Division of the Department of Justice or such other applicable Governmental Body or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)                                  Notwithstanding anything to the contrary contained in Section 5.6 or elsewhere in this Agreement (other than with respect to Alternate Arrangements after the Specified Registration Approval Date), neither Parent, Holdings nor Merger Sub shall have any obligation under this Agreement (nor shall any Acquired Corporation be permitted to agree unless Parent so directs them (and they shall, if Parent so directs, agree to, so long as such agreements are conditioned upon the Closing)):  (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause any of the Acquired Corporations to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations, unless, in the case of this clause “(v),” such commitment relates solely to the Acquired Corporations and would not reasonably be expected to adversely affect in any material respect the benefits to Parent arising from this Agreement and the transactions contemplated hereby or the ability of any of the Acquired Corporations to operate their businesses in substantially the same manner as conducted prior to the date hereof; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other transactions contemplated by this Agreement (any of the foregoing, a “Burdensome Condition”).  The Company and Parent shall provide each other with copies of any notice, report or other document filed with, sent to or received from any Governmental Body on behalf of any of the Acquired Corporations or Parent, as the case may be, in connection with the Merger or any of the other transactions contemplated by this Agreement.  The Company shall also provide Parent (x) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body in connection with Money Transmitter Requirements promptly following the receipt of such notice, report or other document and (y) notice of any inquiry from a Governmental Body regarding the Company’s compliance with Legal Requirements promptly following the receipt of such inquiry.

5.7                               Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.  The Surviving Corporation shall use commercially reasonable efforts to cause the Company Common Stock to no longer be quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.8                               Disclosure.

(a)                                 Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (a “Public Disclosure”); provided, however, that, either party may, without consulting the other party, make a Public Disclosure if (i) such Public Disclosure is consistent with such party’s prior Public Disclosures that were made after consultation with the other party; or (ii) it is not reasonably practicable to allow the other party time to comment on such Public Disclosure in advance of such issuance, solely to the extent such Public Disclosure is required by applicable Legal Requirement, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system.  For the avoidance of doubt, Parent shall have no obligation to consult the Company prior to regularly scheduled earnings calls.  Notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to an Adverse Change Recommendation effected in accordance with Section 5.2(d) or Section 5.2(e) or with respect to its receipt and consideration of any Acquisition Proposal in accordance with Section 4.3(f).  Following the execution and delivery of this Agreement, Parent and the Company shall issue a joint press release acceptable to both parties.

(b)                                 Prior to the Closing Date, no Acquired Corporation shall communicate (and the Acquired Corporations shall ensure that no Representative of the Acquired Corporations communicates) with any Company Associate, in each case, regarding post-Closing employment matters with Parent or any Subsidiary or Affiliate of Parent, including post-Closing employee benefit plans and compensation, in any manner that is inconsistent with the terms of employment and related matters communicated to such Persons by or on behalf of Parent, in each case, without the prior written approval of Parent, which shall not be unreasonably withheld.

5.9                               Resignation of Officers and Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation, effective as of the Effective Time or, at the option of Parent, at a later date, of each officer and director of each of the Acquired Corporations.

5.10                        Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger, by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.11                        Stockholder Litigation.  The Company shall promptly (and in any event within 24 hours) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement, of any Stockholder Litigation.  No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.  Subject to the foregoing, following the Effective Time, the Indemnified Persons may continue to retain counsel retained prior to the Effective Time to defend any Stockholder Litigation; provided, however, that, in no event shall Parent be required to retain more than one pre-Effective Time counsel for all the Indemnified Persons as a group, unless required by conflicts of interest between or among the Indemnified Persons.

5.12                        Company Debt Payment.  If requested by Parent not less than ten business days prior to the Closing, the Company shall (i) deliver all notices and take all other actions reasonably necessary to effect the termination of commitments and the repayment of all outstanding obligations under the Existing Credit Facilities and any other existing indebtedness of the Acquired Corporations and (ii) procure payoff letters in connection with the repayment and termination of such existing indebtedness in form and substance reasonably satisfactory to Parent.  The Company shall request that the payoff letter for the Existing Credit Facilities shall (A) indicate the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, breakage costs, fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Existing Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) state that upon receipt of the Payoff Amount, the Existing Credit Facilities and related notes, guaranties, security agreements and other instruments supporting the repayment of the Existing Credit Facilities shall be terminated (except for obligations that by the terms of the Existing Credit Facilities survive such termination), and (C) state that all Liens on the assets of any Acquired Corporation securing the obligations under the Existing Credit Facilities shall be, upon the payment by the Company or the Parent of the Payoff Amount on the Closing Date, released.  Prior to or at Closing, the Company shall have obtained documents, including an authorization to file UCC termination statements upon payment of the Payoff Amount, as are reasonably necessary to release all Liens on the assets of any Acquired Corporation securing the obligations under the Existing Credit Facilities.

Section 6.                                          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the other transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1                               Accuracy of Representations.

(a)                                 Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall have been accurate in all respects as of the date of this Agreement (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates:  (i) all Company Material Adverse Effect and materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b)                                 Each of the Specified Representations, except for the representations and warranties of the Company set forth in Section 2.3(a) and Section 2.3(e), shall have been accurate in all material respects as of the date of this Agreement (other than any such Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) and shall be accurate in all material respects as of the Closing Date (other than any such Specified Representation made as of a specific earlier date, which shall have been accurate as of such earlier date); provided, however, that, for purposes of determining the accuracy of such Specified Representation as of the foregoing dates:  (i) all Company Material Adverse Effect and materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c)                                  The representations and warranties of the Company set forth in Section 2.3(a) and Section 2.3(e), shall have been accurate in all respects as of the date of this Agreement (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date) and shall be accurate in all respects as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for de minimus inaccuracies.

6.2                               Performance of Covenants.  All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3                               Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Approval.

6.4                               Consents.  All Consents (other than Governmental Authorizations) required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect, except where the failure to make or obtain such Consents has not had, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.5                               Closing Certificate.  Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6 and 6.9, have been duly satisfied.

6.6                               No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.7                               Regulatory Matters.

(a)                                 (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and (ii) the Required Registrations and Consents shall have been made or obtained, as applicable, and shall remain in full force and effect and all statutory waiting periods relating to such Required Registrations and Consents shall have expired or been terminated (in each case, without the imposition of any Burdensome Condition); provided, however, that any Consent required in a specific jurisdiction in connection with a change in control of the Acquired Corporations holding a Money Transmitter License shall not be a condition to Closing for purposes of this Section 6.7 if both (A) an Alternate Arrangement reasonably acceptable to Parent shall have been implemented in such jurisdiction, and (B) as a result of the implementation of such Alternate Arrangement in such jurisdiction, the failure to obtain the applicable Consent with respect to such Money Transmitter License in such jurisdiction and the continued conduct of the operations of the Company, the Surviving Corporation, Parent and its Subsidiaries on the basis of the Alternate Arrangements in such jurisdiction shall not reasonably be expected to be a violation of applicable Legal Requirements.  For purposes of this Section 6.7(a), “Required Registrations and Consents” means any Consent or other registration, declaration, notice or filing related to Money Transmitter Licenses (each, a “Registration”) with any Governmental Body listed on Schedule 6.7(a) and all other Registrations and Consents in each case required to be made or obtained prior to the Closing, except for such other Registrations or Consents not listed on Schedule 6.7(a) of the Company Disclosure Schedule the failure of which to be obtained or made prior to the Closing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation shall have expired or been terminated.

(c)                                  Any Governmental Authorization or other Consent required to be obtained under any applicable antitrust or competition law or regulation shall have been obtained and shall remain in full force and effect.

6.8                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

6.9                               No Governmental Litigation.  There shall not be pending or threatened in writing any Legal Proceeding in which a Governmental Body is, or is threatened to, become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates a material likelihood of commencing any Legal Proceeding or taking any other action:  (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger or any of the other transactions contemplated by this Agreement and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that would reasonably be expected to materially and adversely affect the assets of the Acquired Corporations, taken as a whole, or the business of the Acquired Corporations, taken as a whole; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement; or (f) seeking to impose (or that would reasonably be expected to result in the imposition of) any material liability or criminal sanctions on any of the Acquired Corporations or any of the officers or directors of any of the Acquired Corporations.

Section 7.                                          CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the other transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1                               Accuracy of Representations.  Each of the representations and warranties of the Parent Companies contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of the Parent Companies to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2                               Performance of Covenants.  All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3          Closing Certificate.  The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.4          Stockholder Approval.  This Agreement shall have been duly adopted by the Requisite Stockholder Approval in accordance with Delaware law.

7.5          HSR Waiting Period.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

Section 8.                                          TERMINATION

8.1          Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) by written notice of the terminating party (acting through such party’s board of directors or its designee) to the other parties:

(a)           by mutual written consent of Parent and the Company;

(b)           by Parent or the Company if the Merger shall not have been consummated before 5:00 p.m. prevailing Pacific Time on the date that is six months following the date of this Agreement (the “End Date”); provided, however, that if, by the third business day prior to the End Date, (i) the conditions set forth in Section 6.7, Section 6.8 (with regard to matters pertaining to the HSR Act or any applicable foreign antitrust or competition laws), Section 6.9 (with regard to matters pertaining to the HSR Act or any applicable foreign antitrust or competition laws), Section 7.5 or Section 7.6 (with regard to matters pertaining to the HSR Act or any applicable foreign antitrust or competition laws) (collectively, the “Regulatory Conditions”) have not been satisfied and all of the conditions set forth in Section 7 have been satisfied or duly waived by the Company (other than those conditions that by their nature cannot be satisfied until the Closing Date but which would be capable of being satisfied if the Closing occurred on the End Date), Parent may, by written notice delivered to the Company, extend the End Date to a date that is 60 days following the End Date (any extension pursuant to this clause “(i)” or by clause “(ii)”, the “Extended End Date”) and, if the conditions in this clause “(i)” continue to apply as of the Extended End Date, Parent may further extend the Extended End Date to a date that is 60 days following the initial Extended End Date, with any further extensions beyond the aggregate 120-day extension to be mutually agreed by Parent and the Company (the last extended End Date pursuant to this clause “(i)” or by clause “(ii)”, the “Final End Date”); and (ii) the Regulatory Conditions have not been satisfied and all of the other conditions set forth in Section 6 have been satisfied or duly waived by Parent (other than those conditions that by their nature cannot be satisfied until the Closing Date but which would be capable of being satisfied if the Closing occurred on the End Date), the Company may, by written notice delivered to Parent, extend the End Date to a date that is 60 days following the End Date and, if the conditions in this clause “(ii)” continue to apply as of the Extended End Date, the Company may further extend the Extended End Date to a date that is 60 days following the initial Extended End Date, with any further extensions beyond the aggregate 120-day extension to be mutually agreed by Parent and the Company.  Notwithstanding the foregoing, no party shall be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date, the Extended End Date or the Final End Date, as applicable, is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)           by Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d)           by Parent or the Company if:  (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that:  a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e)           by Parent (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval) if a Triggering Event shall have occurred;

(f)            by the Company (at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval), in order to accept a Superior Offer and enter into a Specified Definitive Acquisition Agreement relating to such Superior Offer, if:  (i) such Superior Offer shall not have resulted from any breach of Section 4.3 or Section 5.2, (ii) the Company Board, after satisfying all of the applicable requirements set forth in Section 5.2(d), shall have authorized the Company to enter into a Specified Definitive Acquisition Agreement and (iii) the Company enters into the Specified Definitive Acquisition Agreement and pays the Designated Amount as provided in Section 8.3(c) concurrently with the termination of this Agreement (it being understood that this Agreement may not be terminated by the Company unless and until any fee required to be paid by the Company at the time of such termination pursuant to Section 8.3 shall have been paid and made in full);

(g)           by Parent if:  (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date:  (A) all materiality qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” of this sentence, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;  provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Holdings, Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h); or

(h)           by the Company if:  (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g).

8.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1 this Agreement shall be of no further force or effect without liability of any party to each other party hereto; provided, however, that:  (i) this Section 8.2, the last sentence of Section 4.1, Section 8.3 and Section 9 and the applicable definitions in Exhibit A or elsewhere in this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Holdings, Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its knowing or intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.

8.3          Expenses; Termination Fees.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust or competition law or regulation.

(b)           If:  (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but only if at such time Parent would not be prohibited from terminating the Agreement pursuant to the last sentence of Section 8.1(b)) or Section 8.1(d) or by Parent pursuant to Section 8.1(g); (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed publicly, announced, commenced, submitted or otherwise made and not irrevocably publicly withdrawn at least five business days prior to the termination of this Agreement (in the case of a termination pursuant to Section 8.1(b) or Section 8.1(g)) or at least five business days prior to the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 8.1(d)); and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement contemplating an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed (provided that, for purposes of this Section 8.3(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%), then the Company shall pay to Parent, in cash, a non-refundable fee in an amount equal to the Designated Amount (as defined in Section 8.3(d) below).

(c)           If:  (i) this Agreement is terminated by Parent pursuant to Section 8.1(e), or by Parent or the Company pursuant to Section 8.1(d) at any time after the occurrence of a Triggering Event; or (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash, a non-refundable fee in an amount equal to the Designated Amount.

(d)           For purposes of this Section 8.3, the “Designated Amount” shall be $29,919,618.

(e)           Any fee required to be paid to Parent pursuant to Section 8.3(b) shall be paid by the Company contemporaneously with the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b).  Any fee required to be paid to Parent pursuant to Section 8.3(c) shall be paid by the Company: (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination, or (ii) in case of a termination of this Agreement by Parent, within two business days of such termination (it being understood that in no event shall the Company be required to pay the Designated Amount on more than one occasion).

(f)            The Company acknowledges and agrees that the covenants and obligations contained in this Section 8.3 are an integral part of this Agreement, the Merger and the other transactions contemplated by this Agreement, and that, without these covenants and obligations, Parent would not have entered into this Agreement.

(g)           If the Company fails to pay when due any amount payable under this Section 8.3, then:  (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.                                          MISCELLANEOUS PROVISIONS

9.1          Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made, which by law requires further approval of the stockholders of the Company, without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and delivered by duly authorized officers of the respective parties.

9.2          Extension; Waiver.

(a)           Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, any party hereto may:  (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3          No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate or schedule delivered pursuant to this Agreement shall survive the Merger.

9.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. Each party hereto agrees that, except for the representations and warranties contained in Section 2 (including the Company Disclosure Schedule) and Section 3 of this Agreement and any certificate or schedule delivered pursuant to this Agreement, (i) neither the Company, Holdings, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing and (ii) none of the other parties makes or has made any representation or warranty with respect to any projections, forecasts, estimates, plans or budgets relating to the future business or financial performance of such other party or any of its Subsidiaries heretofore or hereafter delivered to or made available to the other parties.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

9.5          Applicable Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, each of the parties:  (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware).  Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.  EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT:  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6          Company Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation or warranty.  The inclusion of any matter or event in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of the Agreement to be disclosed, is material to the Acquired Corporations, whether considered individually or in combination with other matters or events disclosed herein, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.  The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of law or breach of any Contract.  The information in the Company Disclosure Schedule is disclosed confidentially, and Parent and Merger Sub agree by their receipt of the Company Disclosure Schedule that such information shall be held subject to the obligations of the Confidentiality Agreement.  In disclosing the information set forth in the Company Disclosure Schedule, the Company expressly does not waive any attorney-client privilege associated with any such information or any protection afforded by the “work product doctrine” with respect to any of the matters disclosed herein.

9.7          Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8          Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights, interests or obligations hereunder may be assigned or delegated by such party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by such party without the other parties’ prior written consent shall be void and of no effect; provided further, that Merger Sub may assign in its sole discretion and without the consent of any other party, all (but not less than all) of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, provided such Subsidiary of Parent is a Delaware corporation and that such assignment shall not impair, delay or prevent the consummation of the Merger, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence and except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature. The parties hereto further agree that the rights of the Indemnified Persons under Section 5.5 shall not arise unless and until the Effective Time occurs.

9.9          Notices.  Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows:  (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (California Time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (California time) on the day sent by email and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

if to Parent, Holdings or Merger Sub:	PayPal, Inc. c/o PayPal Holdings, Inc. 2211 N. First Street San Jose, California 95131 Attention: General Counsel Facsimile: (408) 967-9990

with a copy (which shall not constitute notice) to:	Sidley Austin LLP 555 California Street San Francisco, CA 94104 Attention: Gary D. Gerstman and Sharon R. Flanagan Facsimile: (415) 772-7400

if to the Company:	Xoom Corporation 425 Market Street. 12th Floor San Francisco, California 94105 Attention: General Counsel Facsimile: (415) 777-8690

with a copy (which shall not constitute notice) to:	Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 Attention: Anthony McCusker and Stuart Cable Facsimile: (650) 618-1824

9.10        Cooperation.  The parties agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Merger and the other transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.11        Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

9.12        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.13        Remedies.  The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  Accordingly, in the event of any breach or threatened breach by the any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity):  (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.  The Company and Parent hereby waive any requirement for the securing or posting of any bond in connection with any such remedy.  The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.13 prior or as a condition to exercising any termination right under Section 8 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 9.13 or anything set forth in this Section 9.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8 or pursue any other remedies under this Agreement that may be available at any time.

9.14        Construction.

(a)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Unless otherwise indicated or the context otherwise requires:  (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e)           The table of contents and headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, shall not be deemed to limit or otherwise affect any provisions hereof and shall not be referred to in connection with the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

PAYPAL, INC.,
a Delaware corporation

By:	/s/ Daniel H. Schulman
Name:	Daniel H. Schulman
Title:	President

TIMER ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Russell Elmer
Name:	Russell Elmer
Title:	President

XOOM CORPORATION,
a Delaware corporation

By:	/s/ John Kunze
Name:	John Kunze
Title:	President and Chief Executive Officer

PAYPAL HOLDINGS, INC.,
a Delaware corporation
(solely for the limited purposes of Sections 1.9 and 3 hereof)

By:	/s/ Daniel H. Schulman
Name:	Daniel H. Schulman
Title:	President

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement.  “Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that:  (a) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 4.3(d) or any other provision of the Agreement; and (b) contains other provisions (including standstill provisions) at least as favorable to the Company in the aggregate as the provisions of the Original Confidentiality Agreement.

Acquired Corporations.  “Acquired Corporations” shall mean, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Entity that shall have merged into the Company or any of its Subsidiaries).

Acquired Corporation Data.  “Acquired Corporation Data” shall mean all right, title and interest in and with respect to the data contained in the Company IT Systems or any databases of the Acquired Corporation (including any and all Trade Secrets and User Data) and all other information and data compilations used by, or necessary to the business of, the Acquired Corporations.

Acquired Corporation Privacy Policy.  “Acquired Corporation Privacy Policy” shall mean each external, past or present privacy policy of any Acquired Corporation, including any such policy relating to:  (a) the privacy of users of any Acquired Corporation Web Site; and (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data.

Acquired Corporation User Agreement.  “Acquired Corporation User Agreement” shall mean each Contract of an Acquired Corporation that constitutes a user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) each user’s access to and use of any Acquired Corporation Web Site, any Software of an Acquired Corporation, or any product of an Acquired Corporation.

Acquired Corporation Web Site.  “Acquired Corporation Web Site” shall mean any public or private web site owned, maintained, or operated at any time by or on behalf of any of the Acquired Corporations, including the web site located at www.xoom.com.

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating any Acquisition Transaction.

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger and the other transactions contemplated by this Agreement) involving:

(a)                                 merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction:  (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons (or the equityholders of any Person) directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 20% or more of any such class) of any of the Acquired Corporations or of the surviving entity in a merger (or other similar transaction) or the resulting direct or indirect parent of the Company or such surviving entity; or (ii) in which any Acquired Corporation issues securities representing 20% or more of the outstanding securities of any class of such Acquired Corporation (or instruments convertible into or exercisable or exchangeable for 20% or more of any such class);

(b)                                 any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 25% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c)                                  any liquidation or dissolution of any of the Acquired Corporations the business of which constitutes 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations.

Affiliate.  “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Audited Balance Sheet.  “Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2014, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 2, 2015.

Bank Secrecy Act.  “Bank Secrecy Act” shall mean the federal Bank Secrecy Act of 1970, Pub. L. 91-508, as amended.

Book Entry Shares. “Book Entry Shares” shall mean uncertificated shares of Company Common Stock represented by a book entry.

business day.  “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to any of the Acquired Corporations.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Owned IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Disclosure Schedule.  “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee Agreement.  “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between:  (a) any of the Acquired Corporations; and (b) any Company Associate, other than any such Contract that is terminable “at will” without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

Company Employee Plan.  “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan):  (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company Equity Award.  “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.

Company Equity Plans.  “Company Equity Plans” shall mean (i) the Company’s 2012 Stock Option and Incentive Plan and  (ii) the Company’s Amended and Restated 2010 Stock Option and Grant Plan.

Company IT Systems.  “Company IT Systems” shall mean all information technology and computer systems (including Company Service Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Corporations.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered individually or together with all other effects, changes, claims, events and circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on (a) the business, condition (financial or otherwise), capitalization, assets, Liabilities, operations or financial performance of the Acquired Corporations taken as a whole; or (b) the ability of any of the Acquired Corporations to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its covenants or obligations under the Agreement, excluding, in each case, any effect to the extent resulting from: (i) the announcement of the Merger as a result of the identity of Parent, Merger Sub or Holdings; (ii) changes in the financial or securities markets or general economic or political conditions in the United States that have arisen after the date of the Agreement; (iii) any changes in general conditions in the industry and markets in which the Company and its Subsidiaries operate after the date of the Agreement; (iv) any changes in applicable Legal Requirements or GAAP (or interpretations thereof) or changes in the regulatory accounting requirements applicable to any industry in which the Company operates that have arisen after the date of the Agreement; (v) the taking of any specific action, or refraining from taking any specific action, in each case, as expressly required or prohibited, as the case may be, by the Agreement; (vi) the outbreak or escalation of hostilities, any acts of war, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, terrorism or military actions threatened or underway as of the date of the Agreement, or any natural disaster, in each case, after the date of the Agreement; (vii) any Stockholder Litigation; or (viii) in and of itself, any failure by the Company to meet analysts’ estimates or projections, performance measures, operating statistics or revenue or, earnings or similar projections, forecasts or predictions for any period after the date of the Agreement (in each case whether internal or external) or, in and of itself, any decline in the price or trading volume of shares of Company Common Stock after the date of the Agreement (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, further, in the case of clauses (ii), (iii), (iv) and (vi) such effect may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

Company Option.  “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Owned IP.  “Company Owned IP” shall mean all Intellectual Property Rights and Intellectual Property with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest.  Company Owned IP includes the Intellectual Property and Intellectual Property Rights listed in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule.

Company Performance Share Award.  “Company Performance Share Award” shall mean each performance-based award representing the right to earn, vest and be issued shares of Company Common Stock by the Company based on pre-established performance conditions, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Preferred Stock, $0.0001 par value per share, of the Company.

Company RSU.  “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Service.  “Company Service” shall mean any service, product, system, technology, software application, search engine or platform developed, marketed, distributed, sold, offered, provided, licensed or made available, directly or indirectly, by or on behalf of any Acquired Corporation.

Company Service Software.  “Company Service Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party) contained or included in (or that is needed for or used in the operation of) any Company Service.

Computer Software.  “Computer Software” shall mean computer software, data files, source and object codes, application programming interfaces, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

Company Source Code.  “Company Source Code” shall mean any source code embodying any Intellectual Property owned by or purported to be owned by any of the Acquired

Corporations, including the source code for the portions of the Company Service Software that any of the Acquired Corporations owns or purports to own.

Company Stock-Based Award.  “Company Stock-Based Award” shall mean any restricted stock unit, restricted stock or performance share award relating to Company Common Stock, whether granted under any of the Company Equity Plans or otherwise and whether vested or unvested.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Original Confidentiality Agreement, as amended by that certain Amendment to Confidentiality Agreement dated as of the date hereof between the Company, Parent and eBay Inc.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

DGCL.  “DGCL” shall mean the General Corporation Law of the State of Delaware.

Distribution Provider.  “Distribution Provider” shall mean a Person that undertakes to disburse funds to, or credit, deposit or apply funds to the account or for the benefit of, recipients or beneficiaries of fund transfers initiated using the Company Services, including billers that agree with any Acquired Corporation to accept payments on account through or in connection with Company Services.

Domain Name.  “Domain Name” shall mean the any or all of the following and all worldwide rights in, arising out of, or associated therewith; domain names, uniform resource locators and other names and locators associated with the internet.

Embargoed Person.  “Embargoed Person” means any person, country or entity subject to trade or financial restrictions under any applicable Legal Requirements, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., or any statutes, regulations or Executive Orders implemented by OFAC, the U.S. Commerce Department’s Bureau of Industry and Security or the U.S. Department of State’s Directorate of Defense Trade Controls.

Encumbrance.  “Encumbrance” shall mean any Lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law.  “Environmental Law” shall mean any Legal Requirement relating directly or indirectly to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Existing Credit Facilities.  “Existing Credit Facilities” shall mean any outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility, as set forth on Part 2.7(b) of the Company Disclosure Schedule.

Export and Import Approvals.  “Export and Import Approvals” shall mean all export and import licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Body, that are required for compliance with Export and Import Control Laws.

Export and Import Control Laws.  “Export and Import Control Laws” shall mean any applicable Legal Requirement governing (a) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (b) any release of technology or software in any foreign country or to any foreign person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (c) economic sanctions or embargoes; or (d) compliance with unsanctioned foreign boycotts.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Foreign Plan.  “Foreign Plan” shall mean any:  (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

GAAP.  “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.  “Governmental Authorization” shall mean (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any

Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

Governmental Body.  “Governmental Body” shall mean any:  (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (e) self-regulatory organization, including the New York Stock Exchange, NASDAQ and the Financial Industry Regulatory Authority (FINRA).

Hazardous Substance.  “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

Holdings Common Stock.  “Holdings Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Holdings.

HSR Act.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property.  “Intellectual Property” shall mean algorithms, application programming interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, data collections and databases, diagrams, formulae, inventions (whether or not patentable), logos, marks (including brand names, product names, logos, Domain Names, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, Trade Secrets, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith:  (i) patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, works of authorship and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); (vi) any similar or equivalent rights to any of the foregoing (as applicable); and (vii) together with, in each of clauses “(i)” through “(vi)” above, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect, the same.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Knowledge of the Company.  The Company shall be deemed to have “Knowledge” of a fact or other matter if any Person listed on Schedule B has actual knowledge of such fact or other matter after reasonable inquiry.

Knowledge of Parent.  Parent shall be deemed to have “Knowledge” of a fact or other matter if the Chief Executive Officer or General Counsel of Parent has actual knowledge of such fact or other matter after reasonable inquiry.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any applicable federal, state, local, territorial, provincial, regional, municipal, foreign or supranational law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, injunction, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect in any nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nation by or under the authority of any Governmental Body, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system in which any Acquired Corporation processes transactions.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Lien.  “Lien” shall mean any mortgage, charge, pledge, hypothec, security interest, prior claim, assignment, lien (statutory or otherwise), or other similar encumbrance of any kind, in each case, whether contingent or absolute.

Made Available to Parent.  Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was:  (a) publicly available on the SEC EDGAR database by the Company at least 24 hours prior to the execution of this Agreement; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form at least 24 hours prior to the execution of the Agreement; or (c) made available to Parent or Parent’s Representatives at least 24 hours prior to the execution of the Agreement in the virtual data room maintained by the Company with Merrill Datasite in connection with the Merger and the other transactions contemplated by this Agreement.

Merger Consideration.  “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

Money Transmitter License.  “Money Transmitter License” shall mean any Governmental Authorization that is necessary under any Money Transmitter Requirement to entitle an Acquired Corporation to carry on and conduct its businesses as currently conducted.

Money Transmitter Requirements. “Money Transmitter Requirements” shall mean any and all Legal Requirements relating to the business of transmitting money or other payment or money services businesses.

NASDAQ.  “NASDAQ” shall mean the NASDAQ Global Select Market.

OFAC.  “OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

Open Source Code.  “Open Source Code” shall mean any Computer Software that is distributed under “open source” or “free software” terms, including any license consistent with the Open Source Definition, as promulgated by the Open Source Initiative, or the Free Software Definition, as promulgated by the Free Software Foundation (e.g., all versions of the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license), such Computer Software to include, for the avoidance of doubt, any Computer Software distributed with any license term or condition that (a) requires or would require, or conditions or would condition, the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) otherwise imposes or would impose any material limitation, restriction, or condition on the right or ability of the licensee of such Computer

Software to use or distribute such Computer Software or any derivative work of such Computer Software.

Order.  “Order” shall mean any order, writ, injunction, judgment, ruling, award or decree of any arbitrator or any court or other Governmental Body.

Original Confidentiality Agreement.  “Original Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of April 17, 2015 between the Company and eBay Inc.

Parent Common Stock.  “Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

Parent Companies.  “Parent Companies” shall mean collectively, Parent, Merger Sub and Holdings.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, financial account information, financial account information, or any other piece of information relating directly or indirectly to an identified or identifiable natural person, or that that allows the identification, directly or indirectly, of a natural person.

Proxy Statement.  “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by any Governmental Body, including all Patents, registered copyrights, registered trademarks, Domain Names and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Software.  “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise.

Specified Registrations.  “Specified Registrations” shall mean all required Registrations for (i) the top ten states based on aggregate revenue for the Acquired Corporations for the twelve  months ended June 30, 2015 plus Ohio and (ii) states that, when aggregated with states for which no registration is required, represent more than 95% of the aggregate revenue for the Acquired Corporations for the twelve months ended June 30, 2015.

Specified Representations.  “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2 (Certificate of Incorporation and Bylaws), 2.3 (Capitalization; Rights to Acquire Stock), 2.21 (Authority; Binding Nature of Agreement), 2.22 (Inapplicability of Anti-takeover Statutes), 2.23 (Vote Required), 2.25 (Fairness Opinions) and 2.26 (Brokers) of the Agreement.

Stockholder Litigation.  “Stockholder Litigation” shall mean any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company and/or any of its directors or officers relating directly or indirectly to this Agreement, the Merger or any of the other transactions contemplated by this Agreement (including any such claim or Legal Proceeding based on allegations that any Acquired Corporation’s entry into the Agreement or the terms and conditions of the Agreement constituted a breach of the fiduciary duties of the board of directors of any Acquired Corporation or any officer of any Acquired Corporation).

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer.  “Superior Offer” shall mean a bona fide, written Acquisition Proposal that: (a) was not obtained or made as a result of a breach of Section 4.3 or Section 5.2 of this Agreement; (b) the Company Board determines in good faith (after taking into account the advice of an independent financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, including the form of consideration, financing terms (and certainty of financing) thereof and the likelihood and timing of consummation, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger; provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%”.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee in the nature of a tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of this Agreement, “Tax” also includes any obligations pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law and any Liability for taxes as a transferee or successor.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

Transaction Documents.  “Transaction Documents” shall mean the Agreement and each other agreement, document or instrument to be executed or delivered pursuant to the Agreement.

Triggering Event.  A “Triggering Event” shall be deemed to have occurred if:  (a) the Company Board or any committee thereof shall have effected an Adverse Change Recommendation; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) the Company Board shall have failed to reaffirm publicly the Company Board Recommendation within ten business days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; or (e) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have materially breached any of the provisions set forth in Section 4.3.

USA PATRIOT ACT.  “USA PATRIOT ACT” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any of the Acquired Corporations from users of the Company Service through any Acquired Corporation Web Site, Company Service Software or otherwise.